EXHIBIT 10.1

PEMCO AVIATION GROUP, INC.

$5,000,000

Senior Secured Notes due 2007

PURCHASE AGREEMENT

Dated as of February 15, 2006

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7.16	Flood Zone	8
7.17	Condition of Improvements	8
7.18	No Condemnation	8
7.19	No Labor or Materialmen Claims	9
7.20	No Purchase Options	9
7.21	Boundary Lines	9
7.22	Forfeiture	9
7.23	Solvency	9
7.24	ERISA	9
7.25	Priority of Liens	9
7.26	Patents, Trademarks, Copyrights, Etc.	10
7.27	Accuracy of Documents	10
7.28	Environmental Matters	10
7.29	Restrictions and Covenants Affecting the Mortgaged Property	11
7.30	Condemnation	11
7.31	Mortgaged Property Documents	11
7.32	Full Disclosure	11
7.33	Regulated Industries	11
7.34	Insurance	11
7.35	Margin Regulations	12
7.36	Labor Matters	12
7.37	Compliance with Laws	12
7.38	Transactions with Affiliates	13
7.39	Deposit Accounts	13
7.40	Anti-Money Laundering	13
7.41	The Security Documents	13
7.42	Continuing Effectiveness	14

Section 8.	Representations and Warranties of the Purchaser	14
8.01	Purchaser Intent	14
8.02	Status of Purchaser	14
8.03	Source of Funds	14
8.04	Authorization; No Contravention	14
8.05	Binding Effect	14
8.06	No Legal Bar	15
8.07	Broker’s, Finder’s or Similar Fees	15
8.08	Governmental Authorization	15

Section 9.	Affirmative Covenants	15
9.01	Performance of Obligations	15
9.02	Use of Proceeds	15
9.03	Financial Statements	15
9.04	Fees and Expenses	17
9.05	Access to Collateral	17
9.06	Reappraisal of Mortgaged Property	17
9.07	Certification	17

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9.08	Inspection, Audit	18
9.09	Records	18
9.10	Income Tax Returns	18
9.11	Taxes	18
9.12	Indebtedness	18
9.13	Notification of Default	18
9.14	Account, Inventory	18
9.15	ERISA Matters	19
9.16	Maintenance of Mortgaged Property	19
9.17	Title Policy	19
9.18	Mortgage	19
9.19	Board of Directors Meeting	19
9.20	Corporate Existence	19
9.21	Good Standing	19
9.22	Financial Covenants	20
9.23	Insurance and Condemnation Covenants	20
9.24	Mortgaged Property Document Covenants	24
9.25	Escrow Deposits	24
9.26	General Covenants and Agreements Pertaining to the Collateral	25
9.27	Collection of Accounts; Segregation of Proceeds, Etc.	27
9.28	Collection Methods	27
9.29	Verification of Accounts	27
9.30	Notice Regarding Disputed Accounts	27
9.31	Records, Schedules and Assignments	28
9.32	Visitation	28
9.33	Use of Tangible Property	28
9.34	Collateral Evidenced by Instruments or Documents	28
9.35	Maintaining Bank Accounts	28
9.36	Filing Fees and Taxes	29
9.37	Underlying Documentation	29
9.38	Further Assurances	29
9.39	Exceptions Pertaining to Wachovia Swap Documents	30
9.40	Pledged Securities	30
9.41	Compliance with Laws, etc.	32
9.42	Account Control Agreements	34
9.43	Liens on Patents	34

Section 10.	Collateral Security	34

Section 11.	Negative Covenants	34
11.01	Merger or Liquidation	34
11.02	Prohibited Transactions	34
11.03	No Acquisition	34
11.04	Creation or Acquisition of Affiliate	35
11.05	No Liability as Guarantor	35
11.06	No Liens	35

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11.07	No Issuance or Redemption of Equity Interests	35
11.08	No Amendment of Organizational Documents	35
11.09	No Purchase of Margin Stock	35
11.10	Hazardous Materials	35
11.11	Permitted Line of Business	35
11.12	No Declaration of Dividends	35
11.13	No Investment	35
11.14	No Indebtedness	35
11.15	No Agreement Regarding Existing Indebtedness	36
11.16	Capital Expenditures	36
11.17	Affiliate Transactions	36
11.18	Assigned Agreements	36
11.19	ERISA	37

Section 12.	Events of Default	37
12.01	Events of Default	37
12.02	Acceleration	40
12.03	General Remedies	40
12.04	Additional Rights and Remedies	41
12.05	Right of Set-Off	44
12.06	No Limitation on Rights and Remedies	44
12.07	Application of Proceeds	45
12.08	Attorney-in-Fact	45
12.09	Default Costs	46

Section 13.	Definitions	46
13.01	Defined Terms	46

Section 14.	Guarantees	68
14.01	The Guarantee	68
14.02	Obligations Unconditional	69
14.03	Reinstatement	70
14.04	Subrogation; Subordination	70
14.05	Remedies	71
14.06	Instrument for the Payment of Money	71
14.07	Continuing Guarantee	71
14.08	General Limitation on Guarantee Obligations	71

Section 15.	Miscellaneous	71
15.01	Payment of Expenses, Etc.	71
15.02	Right of Setoff	72
15.03	Notices	73
15.04	Benefit of Agreement	73
15.05	No Waiver; Remedies Cumulative	73
15.06	Calculations; Computations	74
15.07	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	74
15.08	Counterparts	75
15.09	Headings Descriptive	75
15.10	Amendment or Waiver; Etc.	75
15.11	Survival	75
15.12	Confidentiality	75
15.13	Registration of Notes	76

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Exhibit A	– Form of Note
Exhibit B	– Form of Compliance Certificate

Schedule 1.01	– Existing Indebtedness
Schedule 1.02	– Permitted Liens
Schedule 1.03	– Approved Contracts
Schedule 5.03(b)	– Transaction Documents
Schedule 7.03	– Equity Agreements
Schedule 7.04	– List of Correct Legal Names, I.D. Numbers, Names Used by the Company in Last Six Years and Persons Acquired in Last Six Years
Schedule 7.05	– List of Supplemental Type Certificates
Schedule 7.07	– Equity Interests
Schedule 7.09	– Disputed Tax Matters
Schedule 7.11	– Real Property Owned or Leased by the Obligors
Schedule 7.26	– Patents, Trademarks and Copyrights
Schedule 7.28	– Environmental Matters
Schedule 7.34	– Insurance Policies
Schedule 7.36	– Labor Matters
Schedule 7.38	– Affiliate Transactions
Schedule 7.39	– Deposit Accounts
Schedule 7.41(b)	– Mortgages
Schedule 9.26(a)	– Addresses of Obligors
Schedule 9.35	– Additional Approved Bank Accounts
Schedule 11.02	– Approved Transactions

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PURCHASE AGREEMENT dated as of February 15, 2006 (the “Agreement”) among PEMCO AVIATION GROUP, INC., a Delaware corporation (the “Company”), each of the Subsidiaries of the Company identified under the caption “GUARANTORS” on the signature pages hereto (the “Guarantors” and each individually a “Guarantor”, and, together with the Company, the “Obligors”) and Silver Canyon Services, Inc., a Nevada corporation (the “Purchaser”).

WHEREAS, subject to the fulfillment of certain conditions precedent set forth herein, the Obligors agrees to sell, and the Purchaser agrees to purchase, $5,000,000 in aggregate principal amount of the Company’s Senior Secured Notes due 2007 upon the terms and conditions hereof, the proceeds of which the Company shall use to fund working capital and minimum required pension funding.

NOW, THEREFORE, accordingly, the parties hereto agree as follows:

Section 1. Authorization of Notes. The Company has authorized the issuance and sale of $5,000,000 aggregate principal amount of its Senior Secured Notes due 2007 (the “Notes”), in substantially the form of note attached hereto as Exhibit A, bearing interest at a rate of 15.0% per annum (the “Interest Rate”) plus an additional two percent (2.0%) per annum at any time that a Default hereunder has occurred and is continuing payable in cash quarterly in arrears on each January 1, March 1, June 1, and September 1 that the Notes are outstanding.

Section 2. Sale and Purchase of Notes.

2.01 Purchase Price. The Company will issue and sell to the Purchaser and, subject to the terms and conditions of this Agreement, the Purchaser will buy from the Company, at the Closing provided for in Section 3, $5,000,000 in principal amount for an aggregate purchase price of $5,000,000 (the “Purchase Price”).

2.02 Security Interest . Each of the Notes shall be senior obligations of the Company secured by Liens on the Company’s interests in the Collateral, with such Liens having the relative priority set forth in the Intercreditor Agreement and supported by secured guaranties made by the Guarantors.

Section 3. Closing; Fees.

3.01 Closing. The sales of the Notes to be purchased by the Purchaser shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa, 30th Floor, Los Angeles, CA 90017, at 10:00 a.m., Pacific Standard Time, at a closing (the “Closing”) on February 15, 2006 or at such other place and on such other Business Day thereafter as may be agreed upon by the Company and the Purchaser (the “Closing Date”). At the Closing the Company will deliver to the Purchaser the Notes, which Notes shall be registered in the name of the Purchaser, and dated the Closing Date, against delivery by the Purchaser to the Company of immediately available funds in the amount of the purchase price therefor. If at the Closing the Company shall fail to tender such Notes to the Purchaser as provided above in this Section 3, or any of the conditions specified in Section 5 shall not have been satisfied to the Purchaser’s satisfaction, the Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights it may have by reason of such failure to deliver Notes or such failure of condition precedent.

3.02 Expenses. Subject to Section 14.01, whether or not the Notes are sold, on the Closing Date, the Company will pay to the Purchaser the reasonable fees and disbursements of legal counsel and consultants and such other expenses, including search fees, diligence fees and expenses, documentation fees and filing fees, incurred by the Purchaser in connection with the transactions contemplated herein, set forth in a statement (accompanied by reasonable detail) delivered to the Company on or prior to the Closing Date, and thereafter the Company will pay, promptly upon receipt of a supplemental statement therefor (accompanied by reasonable detail), such additional reasonable fees and expenses, if any, as the Purchaser may incur in connection with such transactions.

3.03 Obligation of the Purchaser. The Company hereby acknowledges and agrees that the Purchaser shall have no obligation to purchase the Notes or otherwise consummate the transactions contemplated by this Agreement if any of the conditions to closing described in Section 5 has not been satisfied at or prior to the Closing Date.

Section 4. Prepayment of Notes; Payments; Taxes.

4.01 Optional Redemption of Notes.

(a) The Company may voluntarily redeem all or any portion of the Notes at any time following the date hereof at the principal amount thereof plus accrued and unpaid interest thereon to the date of redemption.

(b) The Company will give each Holder written notice of each optional redemption under this Section 4.01 not less than 30 days and not more than 60 days prior to the date fixed for such redemption, in each case specifying such date, the aggregate principal amount of the Notes to be redeemed, and the principal amount of each Note held by such Holder to be redeemed.

4.02 Redemption Procedure.

(a) In the case of each redemption of less than all of the outstanding Notes pursuant to Section 4.01, the Notes shall be redeemed pro rata among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption, with adjustments, to the extent practicable, to compensate for any prior redemptions not made exactly in such proportion.

(b) In the case of each redemption pursuant to Section 4.01, the principal amount of each Note to be redeemed shall mature and become due and payable on the date fixed for such redemption, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the accrued and unpaid interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or redeemed in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any redeemed principal amount of any Note.

4.03 Net Payments; Taxes. All payments made by any Obligor hereunder or under any Note held by the Purchaser or any direct or indirect transferee of the Purchaser that is a United States Person within the meaning of Code section 7701(a)(30) (an “Indemnified Holder”) will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax (including, without limitation, franchise taxes) imposed on or measured by the net income or net profits of a Holder pursuant to the laws of the United States of America, the jurisdiction in which it is organized or the jurisdiction in which the principal office of such Holder is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Company agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note held by an Indemnified Holder, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Company agrees to reimburse each Holder that is an Indemnified Holder, upon the written request of such Holder, for taxes (including, without limitation, franchise taxes) imposed on or measured by the net income or net profits of such Holder pursuant to the laws of the jurisdiction in which the Holder is organized or in which the principal office of such Holder is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Holder is organized or in which the principal office of such Holder is located and for any withholding of taxes as such Holder shall determine are payable by, or withheld from, such Holder, in respect of such amounts so paid to or on behalf of such Holder pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of the Holder pursuant to this sentence. The Company will furnish to such Holder within forty-five (45) days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Company. The Company agrees to indemnify and hold harmless each Holder that is an Indemnified Holder, and reimburse such Holder upon its written request, for the amount of any Taxes so levied or imposed and paid by such Holder.

Section 5. Conditions to Purchaser’s Obligations. The Purchaser’s obligation to purchase and pay for the Notes at the Closing is subject to the fulfillment, to the Purchaser’s satisfaction or written waiver, on or before the Closing Date, of the following conditions:

5.01 Execution of Notes. The Notes shall have been executed by the Company, and delivered to the Purchaser, in the amount, maturity and as otherwise provided herein.

5.02 Fees, Expenses, Etc. The Company shall have paid to the Purchaser all costs, fees and expenses (including, without limitation, legal fees and expenses) payable to the Purchaser to the extent then due and invoiced, including, without limitation the fees and expenses under Sections 3.02 and 14.01 hereof.

5.03 Other Required Documents. Prior to or on the Closing Date, the following instruments and documents, duly executed by all proper Persons and in form and substance satisfactory to the Purchaser, shall have been delivered to the Purchaser:

(a) This Agreement; and

(b) Each of the other instruments and Transaction Documents listed on the attached Schedule 5.03(b).

5.04 Certain Events Required for Closing. At the time of the closing on the Closing Date, the Purchaser shall be satisfied that:

(a) No Default or Event of Default shall have occurred or be continuing or will have occurred after giving effect hereto;

(b) Each of the representations and warranties of the Company contained herein shall be true and correct in all material respects as of such date except for (i) representations and warranties that are made as of an earlier date, which shall be true and correct in all material respects as of such date, and (ii) representations and warranties that are qualified as to materiality, which shall be true and correct in all respects;

(c) No Material Adverse Change shall have occurred or be reasonably expected to occur;

(d) There shall exist no action, suit, investigation, litigation or proceeding affecting any Obligor pending or threatened before any court, governmental agency or arbitrator that (1) could reasonably be expected to have a Material Adverse Effect or (2) purports to affect the legality, validity or enforceability of this Agreement or any other Note Purchase Document or the consummation of the transactions contemplated hereby;

(e) All Governmental Approvals necessary in connection with the Note Purchase Documents and the transactions contemplated hereby and thereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Purchaser) and shall remain in effect other than such Governmental Approvals the failure of which to obtain will not affect the enforceability, validity or binding effect of any of the Note Purchase Documents; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no Law shall be applicable in the judgment of the Purchaser that restrains, prevents or imposes materially adverse conditions upon the Note Purchase Documents and the transactions contemplated hereby and thereby;

(f) The Company will be able to meet its obligations under all Plans, that the Plans are, in all material respects, funded in accordance with the minimum statutory requirements, that no material Reportable Event has occurred as to any such Plan and that no termination of, or withdrawal from, any such Plan has occurred or is contemplated that could result in a material liability;

(g) There shall have been delivered to the Purchaser evidence of insurance naming the Purchaser as insureds and loss payee (as applicable) with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Purchaser or as otherwise required under any Note Purchase Document; and

(h) There shall have been delivered to the Purchaser the Compliance Certificates as required under this Agreement and reflecting compliance with the terms of this Agreement.

5.05 Legal Matters. At the time of Closing on the Closing Date, all legal matters incidental thereto shall be reasonably satisfactory to Milbank, Tweed, Hadley & McCloy LLP, counsel to the Purchaser.

Section 6. Conditions to the Company’s Obligations. The Company’s obligation to sell the Notes to be delivered to the Purchaser at the Closing is subject to the fulfillment, to the Company’s satisfaction or waiver, on or before the Closing Date, of the following conditions:

6.01 Sale of Notes. The Purchaser shall have delivered payment to the Company in respect of its purchase of the Notes pursuant to Section 2.01.

6.02 Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser contained in this Agreement and those otherwise made in writing by or on behalf of the Purchaser in connection with the Transaction shall be correct in all material respects when made and at the Closing Date.

Section 7. Representations, Warranties and Agreements of the Company. In order to induce the Purchaser to purchase the Notes, the Company and each Guarantor jointly and severally make the following representations, warranties and agreements, in each case after giving effect to the issuance and sale of the Notes pursuant to the terms hereof and each of the transactions completed hereby, all of which shall survive the execution and delivery of this Agreement and the Notes, on and as of the date hereof and the Closing Date.

7.01 Existence. Each Obligor (other than Pemco Aeroplex) is a duly organized and existing Delaware corporation in good standing and has full power and authority to consummate the transactions contemplated by this Agreement. Pemco Aeroplex is a duly organized and existing Alabama corporation in good standing and has full power and authority to consummate the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries (a) has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified and where the failure to be so qualified is reasonably likely to have a Material Adverse Effect, (b) is in compliance with its Organizational Documents, (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted, and (d) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct

7.02 Authority. The execution, delivery and performance of the Note Purchase Documents have been duly authorized by all requisite action by each Obligor that is a party thereto. All of the Note Purchase Documents have been duly executed and delivered and constitute valid and binding obligations of each Obligor that is a party thereto, enforceable in accordance with their respective terms (except as may be limited by applicable Bankruptcy Laws and other Laws affecting the enforceability of creditors’ rights generally and principles of equity), and the Purchaser will be entitled to the benefits of all of the Note Purchase Documents.

7.03 Owners . Set forth on Schedule 7.03 is a complete and accurate list of all the Equity Agreements.

7.04 Name. Schedule 7.04 accurately sets forth (i) the correct legal name of each Obligor, (ii) the organizational identification number issued by the State of organization of each Obligor, (iii) the federal employer identification number of each Obligor, and (iv) a complete and accurate list of (a) all names under which each Obligor has done business in the last six (6) years, and (b) the names of all Persons whose assets were acquired in the last six (6) years by any Obligor outside of such Person’s Ordinary Course of Business and which assets are included as assets of the Company on the Most Recent Financial Statements.

7.05 Consents or Approvals. Except for consents and approvals already obtained and which remain in effect, no consent or approval of any Third Person, and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Person is required (i) for the due execution, delivery, recordation, filing or performance by any Obligor of this Agreement or any other Note Purchase Document or for the consummation of any transaction contemplated hereby, (ii) for the mortgage, pledge, assignment, or grant by the Company or any Guarantor of the Holders’ Lien, (iii) for the perfection or maintenance of the Holders’ Lien, except for the recording of the Mortgages and the Financing Statements (and filings required under the Assignment of Claims Act), (iv) for the exercise by the Holders of their rights or remedies provided for in this Agreement or in any of the other Note Purchase Documents (except as may be required by applicable Laws in connection with the foreclosure and disposition of the Collateral), or (v) for the operation of the Company’s business. All applicable waiting periods, if any, in connection with the transactions contemplated hereby have expired without any action having been taken by any Person restraining, preventing or imposing materially adverse conditions upon the rights of any Obligor to enter into and perform its obligations under this Agreement. The Company has obtained and currently holds all of the Federal Aviation Authority-granted Supplemental Type Certificates described on the attached Schedule 7.05, and all such Supplemental Type Certificates were validly issued and have not been revoked as of the Closing Date.

7.06 Violations or Actions Pending. There are no actions, suits, or proceedings pending or, to the best of the Company’s knowledge, threatened, which might reasonably be expected to have (a) a Material Adverse Effect, (b) might impair the value of the Collateral, (c) challenges any Obligor’s right or power to enter into or perform any of its obligations under the Note Purchase Documents to which it is a party, or the validity or enforceability of any Note Purchase Document or any action taken thereunder, (d) seeks to prevent any of the transactions contemplated under this Agreement or the other Note Purchase Documents or (e) seeks damages or injunctive relief against, or alleges criminal misconduct by, any Obligor. No Obligor is in violation of any agreement the violation of which will or might reasonably be expected to have a Material Adverse Effect, and no Obligor is in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which any such Obligor is subject. The execution and performance of the Note Purchase Documents by each Obligor does not and will not conflict with such Obligor’s Organizational Documents or result in any breach of or default under any mortgage, lease, credit or loan agreement, contract or any other instrument which may bind or affect any Obligor.

7.07 Subsidiaries and Affiliates. Schedule 7.07 accurately sets forth (i) the outstanding Equity Interests of each Obligor and owners of such Equity Interests, and (ii) a summary of the direct and indirect partnership, joint venture, or other Equity Interests, if any, of each Obligor in any Person that is not a corporation or a limited liability company. None of the issued and outstanding Equity Interests of any Obligor is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Equity Interests. The outstanding Equity Interests of each Obligor are duly authorized, validly issued, fully paid and nonassessable. None of the outstanding Equity Interests of any Obligor constitute Margin Stock.

7.08 Existing Indebtedness. No Obligor is in default with respect to any of the Existing Indebtedness.

7.09 Tax Returns. Except as set forth on Schedule 7.09, all federal, state, local and other tax returns and reports of the Obligors required by Laws have been completed in full and have been duly filed. All taxes, assessments and withholdings shown on such returns or billed to any Obligor have been paid. Each Obligor maintains adequate provisions and accruals in respect of all such federal, state, local and other taxes, assessments and withholdings. There are no unpaid assessments pending against any Obligor for any taxes or withholdings, and the Company knows of no basis therefor. No Obligor has entered into any agreement or waiver or has been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of such Obligor.

7.10 Financial Statements; Material Adverse Change. All Financial Statements heretofore given and hereafter given to the Purchaser are and will be true and complete in all material respects as of their respective dates and prepared in accordance with Generally Accepted Accounting Principles, and fairly represent and will fairly represent the financial conditions of the Persons to which they pertain, and no Material Adverse Change has or will have occurred in the financial conditions reflected therein after the respective date thereof upon delivery to Purchaser, except as has been disclosed in writing to the Purchaser. There has been no Material Adverse Change since December 31, 2004, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change.

7.11 Real Property Locations. Set forth on Schedule 7.11 is a complete and accurate list of all real property owned by the Obligors or in which any Obligor has a leasehold interest, showing as of the date hereof the street address, county or other relevant jurisdiction, state, and record owner thereof.

7.12 Title. Each Obligor has good and marketable title to all of its assets, including, without limitation, the Collateral, subject to no Liens, except for Permitted Liens. Each Obligor has good, marketable and insurable title to the Mortgaged Property and each Obligor possesses an unencumbered leasehold estate in the Mortgaged Property and the Improvements located thereon, free and clear of all liens, encumbrances and charges whatsoever except for Permitted Exceptions and each Mortgage is and will remain a valid and enforceable second priority lien on and security interest in the Mortgaged Property, subject only to said exceptions. No Obligor is a party to any outstanding contract or agreement providing for or requiring it to convey its interest in the Mortgaged Property to any person or entity, and no person or entity other than the Obligors has any beneficial or equitable right, title or interest in the Mortgaged Property, or any part thereof. The possession of the Mortgaged Property has been peaceful and undisturbed and title thereto has not been disputed or questioned to the best of each Obligor’s knowledge. Each Obligor shall forever warrant, defend and preserve such title and the validity and priority of the lien of each Mortgage and shall forever warrant and defend the same to the Purchaser against the claims of all persons whomsoever.

7.13 Permitted Exceptions. The Permitted Exceptions do not and will not materially and adversely affect (a) the ability of any Obligor to pay in full the principal and interest on the Notes in a timely manner or (b) the use of the Mortgaged Property for the use currently being made thereof, the operation of the Mortgaged Property as currently being operated or the value of the Mortgaged Property.

7.14 Single Tax Lot; Subdivision. The Mortgaged Property consists of a single tax lot or multiple tax lots; no portion of said tax lot(s) covers property other than the Mortgaged Property or a portion of the Mortgaged Property and no portion of the Mortgaged Property lies in any other tax lot. The Mortgaged Property consists of one or more legally subdivided lots.

7.15 Special Assessments. There are no pending or, to the knowledge of any Obligor, proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor, to the knowledge of any Obligor, are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments.

7.16 Flood Zone. The Mortgaged Property is not located in a flood hazard area as defined by the Federal Insurance Administration.

7.17 Condition of Improvements. The Mortgaged Property has not been damaged by fire, water, wind or other cause of loss or any previous damage to the Mortgaged Property has been fully restored.

7.18 No Condemnation. No part of any property subject to any Mortgage has been taken in condemnation or other like proceeding nor is any proceeding pending, threatened or known to be contemplated for the partial or total condemnation or taking of the Mortgaged Property.

7.19 No Labor or Materialmen Claims. All parties furnishing labor and materials have been paid in full or the obligations of the Obligors with respect thereto have not been outstanding longer than ninety (90) days, and, except for such liens or claims insured against by the policy of title insurance to be issued in connection with the Notes, there are no mechanics’, laborers’ or materialmens’ liens or claims outstanding for work, labor or materials affecting the Mortgaged Property, whether prior to, equal with or subordinate to the lien of any Mortgage.

7.20 No Purchase Options. No tenant, person, party, firm, corporation or other entity has an option to purchase the Mortgaged Property, any portion thereof or any interest therein.

7.21 Boundary Lines. All of the Improvements lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, and no easements or other encumbrances upon the Mortgaged Property encroach upon any of the Improvements, so as to affect the value or marketability of the Mortgaged Property except those which are insured against by title insurance.

7.22 Forfeiture. There has not been and shall never be committed by any Obligor or any other person in occupancy of or involved with the operation or use of the Mortgaged Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Mortgaged Property or any part thereof or any monies paid in performance of any Obligor’s obligations under any of the Note Purchase Documents.

7.23 Solvency. Each Obligor is Solvent.

7.24 ERISA. Each Plan is and has been administered in compliance in all material respects with all applicable Laws, including without limitation, the applicable provisions of ERISA and the Code. No ERISA Event has occurred and is continuing or, to the knowledge of the Company, is reasonably expected to occur with respect to any Plan, in either case that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Except as reflected in the Most Recent Financial Statements, no Plan has any Unfunded Pension Liability, and neither the Company nor any of its Subsidiaries’ ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in either instance where the same would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Except as reflected in the Most Recent Financial Statements, neither the Company nor any of its Subsidiaries’ ERISA Affiliate is required to contribute to or has, or has at any time had, any liability to a Plan.

7.25 Priority of Liens. The Holders’ Lien constitutes a perfected Lien against the Collateral, prior to all other Liens, including those which may hereafter accrue, except for the Permitted Liens. The Collateral includes all of the issued and outstanding Equity Interests of each of the following entities: (i) Pemco Aeroplex, (ii) Pemco Engineers, (iii) Pemco Air Services, (iv) Pemco Engineering, (v) Pemco World, (vi) Space Vector and (vii) Air International (such Equity Interests, together with any other Equity Interests of such Persons or any Subsidiary of the Company constituting Collateral from time to time, “Pledged Securities”; all Subsidiaries of the Company, “Pledged Entities”). All such Equity Interests have been duly and validly issued and are fully paid and nonassessable.

7.26 Patents, Trademarks, Copyrights, Etc. Set forth on Schedule 7.26 is a complete and accurate list of all Patents, Trademarks, Copyrights, and all applications therefor and licenses thereof, of the Obligors, reflecting the Jurisdiction in which registered, the registration number, the date of registration and the expiration date. The Obligors own or have the right to use all such Patents, Trademarks, Copyrights, and all applications therefor and licenses thereof. Except as set forth on Schedule 7.26, no Collateral is subject to any license agreement relating to Patents, Trademarks or Copyrights which could, directly or indirectly, preclude or render impracticable the realization of the Holders’ Lien or materially diminish the value of such Collateral. Each Obligor has conducted, and will continue to conduct, its business and affairs without infringement of or interference with any Intellectual Property Rights of any other Person. No Obligor is aware of any infringement claim by any other Person with respect to such Person’s Intellectual Property Rights.

7.27 Accuracy of Documents. All documents furnished to the Purchaser by or on behalf of the Company as part of or in support of the application for the Notes or the Note Purchase Documents are true, correct, complete and accurately represent the matters to which they pertain.

7.28 Environmental Matters. Except as set forth on Schedule 7.28, neither the Mortgaged Property nor any Obligor is in violation of or subject to any existing, pending or threatened investigation or inquiry by any Governmental Authority or any remedial obligations under any applicable Environmental Laws, and there are no facts, conditions or circumstances which could result in any such investigation or inquiry if such facts, conditions and circumstances, if any, were fully disclosed to the applicable Governmental Authority. The Company will promptly notify the Purchaser if the Company becomes aware of any such facts, conditions or circumstances or any such investigation or inquiry. No Obligor has obtained or is required to obtain any Governmental Approvals to construct, occupy, operate or use any buildings, improvements, fixtures or equipment in connection with the Mortgaged Property by reason of any Environmental Laws. No petroleum products, Hazardous Materials or solid wastes have been disposed of or released on the Mortgaged Property. Each Obligor covenants and agrees that it will not cause there to be any violation of any Environmental Law in connection with its ownership and use of the Mortgaged Property, including any violation arising from the disposal or release of petroleum products, Hazardous Materials or solid wastes on the Mortgaged Property. Notwithstanding anything to the contrary herein, each Obligor shall jointly and severally indemnify and hold the Purchaser harmless from and against any fines, charges, expenses, fees, attorney fees and costs incurred by the Purchaser in the event any Obligor or the Mortgaged Property (whether or not due to any fault of any Obligor) is hereafter determined to be in violation of any Environmental Laws applicable thereto. This indemnity shall survive any foreclosure or deed in lieu of foreclosure and repayment of the Notes.

7.29 Restrictions and Covenants Affecting the Mortgaged Property. None of the Obligors or the Mortgaged Property is in violation of any easements, covenants or restrictions affecting the Mortgaged Property.

7.30 Condemnation. There are no proceedings pending, or, to the best of the Company’s knowledge, threatened, to exercise any power of condemnation or eminent domain, with respect to the Mortgaged Property, or any interest therein.

7.31 Mortgaged Property Documents.

(a) Each Obligor is (or, with respect to any Mortgaged Property Documents hereafter made, will be) the sole owner and holder of such Obligor’s Interest in each Mortgaged Property Document, and such Obligor has not transferred or otherwise assigned any interest of such Obligor as a party to any Mortgaged Property Document;

(b) Each of the Mortgaged Property Documents is (or, with respect to any Mortgaged Property Documents hereafter made, will be) valid and enforceable and in full force and effect, and has not been (or, with respect to any Mortgaged Property Documents hereafter made, will not be) altered, modified or amended in any manner whatsoever except as permitted in this Agreement;

(c) None of the Rents has been or will be assigned, pledged or in any manner transferred or hypothecated, except pursuant to this Agreement or the Senior Credit Facility; and

(d) None of the Rents, for any period subsequent to the date of this Agreement, has been or will be collected in advance of the time when such Rents become due under the terms of the Assigned Leases.

7.32 Full Disclosure. All factual information heretofore or contemporaneously furnished to the Purchaser in writing by or on behalf of any Obligor for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to any Holder by or on behalf of any Obligor will be, true and accurate in all material respects on the date as of which such information is supplied, dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is supplied, dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading.

7.33 Regulated Industries. No Obligor is (i) required to register as an “investment company” under the Investment Company Act of 1940, as amended, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the public Utility Holding Company Act of 1935, as amended.

7.34 Insurance. Schedule 7.34 sets forth a true and complete summary of all insurance policies or arrangements carried or maintained by any Obligor. The assets, properties and business of each Obligor are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

7.35 Margin Regulations. The proceeds of the sale of the Notes will not be used for the purpose of purchasing or carrying any Margin Stock.

7.36 Labor Matters. No Obligor is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect. No unfair labor practice complaint is pending against any Obligor or, to the best of its knowledge, threatened against any Obligor, before the National Labor Relations Board or similar foreign labor relations authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Obligor or, to the best of its knowledge, threatened against any Obligor. No strike, labor dispute, slowdown or stoppage is pending against any Obligor or, to the best of its knowledge, threatened against any Obligor. Except as set forth on Schedule 7.36, no Obligor is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Schedule 7.36 have been delivered to the Purchaser).

7.37 Compliance with Laws. Each Obligor is in compliance with all applicable provisions of Law, except such non-compliance as could not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. No Obligor is the subject of any review, audit, or federal, state or foreign investigation by any Governmental Authority. Without limiting the generality of the foregoing, no Obligor is in violation of the Executive Order or any other Anti-Terrorism Law. Each Obligor and their respective brokers or other agents acting or benefiting in any capacity in connection with transactions contemplated by this Agreement and the other Note Purchase Documents, are not any of the following:

(a) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(b) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(d) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the US Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

7.38 Transactions with Affiliates. Schedule 7.38 attached hereto lists each and every existing material agreement (other than the Note Purchase Documents) that any Obligor has entered into with any of their respective Affiliates which are not the Obligors.

7.39 Deposit Accounts. All bank accounts of the Obligors where proceeds of Collateral are from time to time deposited by the Obligors, including the relevant Deposit Accounts or other banks, account numbers and account addresses are maintained with Wachovia or are set forth on Schedule 7.39.

7.40 Anti-Money Laundering. At all times throughout the term of this Agreement, based upon reasonable inquiry by the Obligors, none of the funds of the Obligors that are used to repay principal or pay interest, fees and all other Obligations owed by such Person hereunder or the other Note Purchase Documents shall be derived from any unlawful activity, with the result that the issuance of the Notes or any of the other transactions contemplated hereunder (whether directly or indirectly) is prohibited by Law or is in violation of Law.

7.41 The Security Documents.

(a) The Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Holders a legal, valid and enforceable security interest in the Collateral, and when (i) the Financing Statements and other filings in appropriate form are filed as required by Section 11.02(a)(1), and (ii) the Intercreditor Agreement is executed and delivered, the Liens created pursuant to the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Collateral (other than the Intellectual Property Rights), in each case prior to all other Liens except for Permitted Liens.

(b) The Mortgages are effective to create in favor of the Collateral Agent for the benefit of the Holders, a legal, valid and enforceable Lien on all of the Obligors’ right, title and interest in and to the Mortgaged Property thereunder, and when the Mortgages are recorded in the offices specified on Schedule 7.41(b), the Liens created pursuant to the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in such Mortgaged Property, in each case prior to all other Liens except for Permitted Liens.

(c) Each Security Document will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Holders, a legal, valid and enforceable Lien on all of the Obligors’ right, title and interest in and to the Collateral thereunder, and when such Security Document is filed or recorded in the appropriate offices as may be required under applicable law, such Security Document will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in such Collateral, in each case prior and superior in right to any other Person except as provided in this Agreement, and subject to no other Liens except for Permitted Liens.

7.42 Continuing Effectiveness. All representations and warranties contained herein shall be deemed continuing, continually republished, and in effect at all times while any Obligor remains indebted to Purchaser pursuant to the Obligations.

Section 8. Representations and Warranties of the Purchaser. In order to induce the Company to sell the Notes, the Purchaser makes the following representations and warranties on and as of the date hereof and as of the Closing Date.

8.01 Purchaser Intent. Such Purchaser represents that it is purchasing the Notes hereunder for its own account, not with a view to the distribution thereof or with any present intention of distributing or selling any of such Notes except in compliance with the Securities Act and any applicable state securities laws, provided that the disposition of the Purchaser’s property shall at all times be within its control.

8.02 Status of Purchaser. Such Purchaser represents that it is an “accredited investor” within the meaning of Rule 501 of the Securities Act, with such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the Notes and that it is capable of bearing the economic risks of such investment. Such Purchaser understands that no public market now exists for the Notes and there can be no assurance that a public market will ever exist for such Notes. Such Purchaser represents that it has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and an opportunity to review the Company’s facilities. Such Purchaser agrees to the imprinting of a legend on certificates representing all of the Notes held by it to the following effect: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

8.03 Source of Funds. Such Purchaser represents that all or a portion of the funds to be used by it to pay the Purchase Price consists of funds which do not constitute assets of any Employee Benefit Plan and the remaining portion, if any, of such funds consists of funds which may be deemed to constitute assets of one or more specific Employee Benefit Plans, complete and accurate information as to the identity of each of which the Purchaser has delivered to the Company.

8.04 Authorization; No Contravention. The execution, delivery and performance of this Agreement by such Purchaser: (a) is within its power and authority and has been duly authorized by all necessary action and (b) does not contravene the terms of its organizational documents or any amendment thereof.

8.05 Binding Effect. This Agreement has been duly executed and delivered by such Purchaser and this Agreement constitutes the legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.06 No Legal Bar. The execution, delivery and performance of this Agreement by such Purchaser will not violate any Requirement of Law applicable to it.

8.07 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with any Purchaser or any action taken by such Purchaser.

8.08 Governmental Authorization. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, an Governmental Authority in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by such Purchaser or enforcement against it of this Agreement.

Section 9. Affirmative Covenants. Each of the Obligors hereby covenants and agrees that so long as any of the Obligations remain unsatisfied, absent the prior written consent of the Required Holders, such Obligor will comply with the following covenants:

9.01 Performance of Obligations. Such Obligor will duly and promptly pay and perform all of such Obligor’s Obligations to the Holders according to the terms of this Agreement and the other Note Purchase Documents, and will cause each other Obligor to perform such other Obligor’s Obligations to the Holders according to the terms of this Agreement and the other Note Purchase Documents.

9.02 Use of Proceeds. The Obligors will use the proceeds of the sale of the Notes only for the purposes permitted herein, or as the Required Holders may have otherwise approved from time to time; and the Obligors will furnish the Holders such evidence as it may reasonably require with respect to such uses.

9.03 Financial Statements. The Financial Statements to be furnished pursuant to Sections 9.03(a) and (b) below shall be made and prepared in accordance with Generally Accepted Accounting Principles consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Company to the Holders); provided, however, that in the event Generally Accepted Accounting Principles shall be modified after the Closing Date, the Company shall be entitled to utilize Generally Accepted Accounting Principles, as so modified, for purposes of such computations to the extent that (i) the Company gives the Holders thirty (30) days’ prior written notice of such proposed modification and (ii) prior thereto the Company and the Required Holders shall have agreed upon adjustments, if any, to such definitions and/or such Sections the sole purpose of which shall be to give effect to such proposed change (to the extent that the Company and the Required Holders cannot agree on appropriate adjustments to such definition and/or Sections (or in the event that no adjustments are necessary), the proposed change will not be utilized for the purposes of computations under such definition and/or Sections) and (iii) that if at any time such computations utilize accounting principles different from those utilized in such Financial Statements so furnished to the Holders, such Financial Statements shall be accompanied by reconciliation worksheets. The Company will furnish or cause to be furnished to the Holders:

(a) Within forty-five (45) days after each Quarter-End (a) an unaudited (management-prepared) income statement and statement of cash flows of the Company (on a Consolidated Basis) for such Quarter, and (b) an unaudited (management-prepared) balance sheet of the Company (on a Consolidated Basis) for such Quarter, all in reasonable detail with the Holders having full access to all supporting schedules and comments, and certified by the Company’s president or principal financial officer to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied by the Company, except for any inconsistencies explained in such certificate;

(b) Within ninety (90) days after each Fiscal Year-End (a) a statement of owners’ equity and a statement of cash flows of the Company (on a Consolidated Basis) for such Fiscal Year, (b) an income statement of the Company (on a Consolidated Basis) for such Fiscal Year, and (c) a balance sheet of the Company (on a Consolidated Basis) as of such Fiscal Year-End, all in reasonable detail, including all supporting schedules and comments; such statements and balance sheets to be audited by an independent certified public accountant acceptable to the Required Holders, and certified by such accountants to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied by the Company, except for any inconsistencies explained in such certificate; and the Holders shall have the right, from time to time, to discuss any Obligor’s affairs directly with Obligor’s accountants, and any such accountants are authorized and directed to give the Holders any information the Holders may request at any time regarding the financial affairs of Obligor and are authorized and directed to furnish the Holders with copies of any documents in their possession related thereto;

(c) No later than as required under the Senior Credit Facility, a Collateral Report for the immediately preceding month, in each case such Collateral Report to be certified to be correct by the principal financial officer or vice president of finance of the Company;

(d) On or before the thirtieth (30th) day after each Month-End, a Compliance Certificate for the immediately preceding month, and, in the event that such Month-End coincided with a Quarter-End, Quarter, certified to be correct by the principal financial officer or vice president of finance of the Company, together with the Schedule of Accounts, Schedule of Inventory, and such other matters as may be required pursuant to Section 9.30 of this Agreement;

(e) Promptly after sending or making available or filing of the same, copies of all reports, proxy statements and Financial Statements that the Company sends or makes available to its Equity Owners and all registration statements and reports that the Company files with the Securities and Exchange Commission (or any other similar Governmental Authority) or any successor Person;

(f) Promptly upon any officer of any Obligor becoming aware of any material change to, or any material default under, any Assigned Agreement, Assigned Lease or any other contract which is material to the operation of the Company’s business, written notice specifying the nature of such change or default and describing the anticipated effect thereof;

(g) Promptly upon any officer of any Obligor learning thereof, written notice of any action, suit, investigation, litigation or proceeding affecting any Obligor commenced or threatened before any court, governmental agency or arbitrator that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) alleges criminal misconduct by Obligor or any director, officer, agent or representative of Obligor, or (iv) could reasonably be expected to give rise to a Material Adverse Effect; and

(h) Promptly upon receipt of a request therefor from any Holder, information with respect to the Company or Collateral as may be reasonably requested by such Holder.

9.04 Fees and Expenses. The Company will pay or cause to be paid when due (i) all other fees or expenses owing to the Holders pursuant to the terms hereof; and (ii) all expenses involved in perfecting the Holders’ Lien or the priority of the Holders’ Lien and all other expenses of the Holders related to the Notes, or the protection and preservation of the Collateral, or the interpretation, administration and enforcement of any provision of this Agreement or any other Note Purchase Document, or the preparation and negotiation of this Agreement, any of the other Note Purchase Documents, or amendments to any of them, including, without limitation, recording fees and taxes, tax, title and lien search charges, title insurance charges, and attorneys’ fees (including attorneys’ fees at trial and on any appeal by the Company or the Holders), real property taxes and insurance premiums.

9.05 Access to Collateral. The Company will permit the Holders and their respective agents to have access to the Collateral at all reasonable times.

9.06 Reappraisal of Mortgaged Property. The Company will cause, or permit the Holders to cause, the Mortgaged Property to be reappraised at the Company’s expense (i) after an Event of Default, or (ii) if required by regulatory authorities.

9.07 Certification. The Company will certify to the Holders upon request by the Required Holders that:

(a) the Company has complied with and is in compliance with all terms, covenants and conditions of this Agreement which are binding upon it;

(b) there exists no Default; or, if such is not the case, that one or more specified Defaults have occurred;

(c) no Material Adverse Change has occurred, and no event or circumstance has occurred which could reasonably be expected to give rise to a Material Adverse Effect; and

(d) the representations and warranties contained in this Agreement are true with the same effect as though made on the date of such certificate.

9.08 Inspection, Audit. The Company will, when requested so to do, make available for inspection and audit by duly authorized representatives of the Holders any of its Records, and will furnish the Holders any information regarding its business affairs and financial condition within a reasonable time after written request therefor; provided that until the occurrence of a Default, an audit shall not be conducted by or on behalf of the Holders more than twice in any consecutive twelve-month period unless the Holders, in their discretion, determine that there exists a need for such audit to verify financial information reported by the Obligors. The Company shall reimburse the Holders for all costs associated with (i) one such audit during any consecutive twelve-month period, and (ii) any other audit if the audit reveals a material discrepancy in any financial report, statement or other document provided to Holders pursuant to this Agreement.

9.09 Records. The Obligors will keep accurate and complete Records, consistent with sound business practices.

9.10 Income Tax Returns. Within ten (10) days of the request of any Holder, the Company will furnish or cause to be furnished to such Holder copies of income tax returns filed by any Obligor.

9.11 Taxes. The Obligors will pay (i) all taxes, assessments and other governmental charges imposed upon it or on any of its property or assets or in respect of any of its franchises, business, income or property prior to delinquency, and (ii) all Claims (including, without limitation, Claims for labor, services, materials and supplies) which have become due and payable and which by Law have or may become a Lien (other than a Permitted Lien) upon the property or assets of any Obligor prior to the time when any penalty or fine shall be accrued with respect thereto. Notwithstanding the preceding sentence, the Obligors shall have the right to contest in good faith the validity or amount of any such taxes or Claims by proper proceedings timely instituted, and may permit the taxes or Claims to be contested to remain unpaid during the period of such contest if (a) it diligently prosecutes such contest, (b) it makes adequate provision in conformity with Generally Accepted Accounting Principles with respect to the contested items, and (c) during the period of such contest, the enforcement and ability of any taxing authority to force payment of any contested item or to impose a Lien with respect thereto is effectively stayed. The Obligors shall promptly pay or cause to be paid any valid judgment enforcing any such taxes or Claims and cause the same to be satisfied of record.

9.12 Indebtedness. The Obligors will pay when due (or within applicable grace periods) all Indebtedness due third parties, unless the failure so to pay such Indebtedness would not give rise to a Material Adverse Change.

9.13 Notification of Default. The Obligors will notify the Holders immediately if it becomes aware of the occurrence of any Default, or if it becomes aware of any Material Adverse Change or the occurrence of any event or circumstance that might have or give rise to a Material Adverse Effect.

9.14 Account, Inventory. The Obligors will collect their Accounts and sell their Inventory only in the Ordinary Course of Business.

9.15 ERISA Matters. The Obligors will, and will cause their respective Subsidiaries and ERISA Affiliates to, establish maintain and operate all Plans to comply in all material respects with the provisions of ERISA and all other applicable Laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans. In addition, the Obligors shall:

(a) Fund all of their Plans in accordance with no less than the minimum funding standards of Section 302 of ERISA;

(b) Furnish the Holders, promptly after the filing of the same, with copies of all reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to all such Plans; and

(c) Promptly advise the Holders of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan.

9.16 Maintenance of Mortgaged Property. The Obligors will cause the Mortgaged Property to be maintained in good and safe condition and repair and shall promptly repair, replace or rebuild any part of the Mortgaged Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any condemnation or similar proceeding.

9.17 Title Policy. Concurrently with the recording of the Dothan Mortgage, the Company shall cause a nationally recognized title insurance company acceptable to the Purchaser to issue to the Purchaser an ALTA leasehold loan policy in the amount of $5,000,000 insuring that the Dothan Mortgage is a second priority lien subject only to Permitted Exceptions, and with such endorsements as are attached to the SouthTrust Title Policy or required by the Purchaser in its sole discretion.

9.18 Mortgage. Promptly after the Closing Date, but in no event more than thirty (30) days after the Closing Date, the Company shall obtain the consent (the “Dothan Consent”) of Dothan-Houston County Airport Authority (“Lessor”), as lessor, under the Lease (the “Dothan Lease”) dated January 1, 2002 between Lessor and Pemco World, as lessee, to the recording of a mortgage encumbering Pemco World’s leasehold interest under the Lease (the “Dothan Mortgage”). The Company herby consents to the Purchaser’s recording of such a mortgage upon obtaining the consent from Lessor.

9.19 Board of Directors Meeting. The Company will hold a meeting of its board of directors at least one time each Quarter.

9.20 Corporate Existence. Each Obligor will at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its business, except where the failure to so maintain or preserve would not have or be likely to give rise to a Material Adverse Effect.

9.21 Good Standing. Each Obligor will qualify and remain qualified to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its property requires it to be so qualified and in good standing, except where the failure to be so qualified or in good standing would not have or be reasonably likely to give rise to a Material Adverse Effect.

9.22 Financial Covenants . The Company will maintain or cause to be maintained at all times during the term of this Agreement:

(a) Beginning with the Fiscal Year-End of December 31, 2006, a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0;

(b) Beginning with the Quarter-End of March 31, 2006, Adjusted Tangible Net Worth of not less than (i) Adjusted Tangible Net Worth as of December 31, 2005 plus (ii) $5,000,000.00, less (iii) $1,000,000.00, plus (iv) 60% of the Net Income as of each Quarter-End beginning March 31, 2006;

(c) At all times, a ratio of Adjusted Liabilities to Adjusted Tangible Net Worth of not more than 2.5 to 1.0;

(d) EBT for the six-month period ending June 30, 2006 of not less than $1,000,000.00, and EBT for the nine-month period ending September 30, 2006 of not less than $3,750,000.00.

9.23 Insurance and Condemnation Covenants

(a) Each Obligor will obtain and maintain, or cause to be obtained and maintained, at all times while any Obligations remain outstanding hereunder, at the sole expense of the Obligors: (a) all-risk insurance with respect to all insurable property comprising the Tangible Property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such hazards as are presently included in so-called “all-risk” coverage and against such other insurable hazards as the Purchaser may require, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent the Purchaser and the Company from becoming a coinsurer, such insurance to be in builder’s risk (non-reporting) form during and with respect to any construction on the Land; (b) if and to the extent any portion of the Improvements is in a special flood hazard area, a flood insurance policy in an amount equal to the lesser of the aggregate principal face amount of the Notes or the maximum amount available; (c) comprehensive general public liability insurance, on an “occurrence” basis, for the benefit of the Obligors and the Collateral Agent for the benefit of the Secured Parties as named insureds; (d) statutory workers’ compensation insurance with respect to any work on or about the Mortgaged Property; (e) business interruption insurance; and (f) such other insurance as may from time to time be required by the Required Holders (including but not limited to boiler and machinery insurance, earthquake insurance, and war risk insurance) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements. All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, and in form satisfactory to the Required Holders, and shall require not less than thirty (30) days’ prior written notice to the Collateral Agent of any cancellation or change of coverage. All insurance policies maintained, or caused to be maintained, by any Obligor with respect to the Tangible Property, except for public liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by the Obligors or the Holders and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Agreement or any other Note Purchase Document becomes insolvent or the subject of any Bankruptcy, receivership or similar proceeding or if in the Purchaser’s opinion the financial responsibility of such insurer is or becomes inadequate, the Obligors shall, in each instance promptly upon the request of the Required Holders and at the expense of the Obligors, obtain and deliver to the Purchaser a like policy (or, if and to the extent permitted by the Required Holders, a certificate of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Note Purchase Documents, as the case may be. Without limiting the discretion of the Required Holders with respect to required endorsements to insurance policies, all such policies for loss of or damage to the Mortgaged Property and the Tangible Property shall contain a standard mortgage clause (without contribution) naming the Collateral Agent as mortgagee with loss proceeds payable to the Collateral Agent for the benefit of the Secured Parties notwithstanding (i) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named insured; (ii) the occupation or use of the Mortgaged Property or the Tangible Property, as applicable, for purposes more hazardous than permitted by the terms of any such policy; (iii) any foreclosure or other action by the Holders under the Note Purchase Documents; or (iv) any change in title to or ownership of the Mortgaged Property or the Tangible Property, as applicable, or any portion thereof, and shall further contain the agreement of the insurer waiving all rights of set off, counterclaim or deductions against the Obligors. The originals of each initial insurance policy (or to the extent permitted by the Purchaser, a copy of the original policy and a satisfactory certificate of insurance) shall be delivered to the Purchaser at the time of execution of this Agreement, with premiums fully paid, and each renewal or substitute policy (or certificate) shall be delivered to the Holders, with premiums fully paid, at least ten (10) days before the termination of the policy it renews or replaces. The Obligors shall pay all premiums on policies required hereunder as they become due and payable and promptly deliver to the Holders evidence satisfactory to the Required Holders of the timely payment thereof. In the event the Obligors fails to provide, maintain, keep in force or deliver and furnish to the Holders the insurance required by this Section, the Holders may procure such insurance or single-interest insurance for such risks covering the Holders’ interest, and the Obligors will pay all premiums thereon promptly upon demand by the Required Holders. Until such payment is made by the Obligors, the amount of all such premiums shall be added to and become part of the Obligations. If any loss occurs at any time when the Obligors has failed to perform the Obligors’ covenants and agreements in this Section, the Holders shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for the Obligors, to the same extent as if it had been made payable to the Holders. Upon any foreclosure of any Mortgage or transfer of title to the Mortgaged Property in extinguishment of the whole or any part of the Notes or any other amounts owing by the Obligors to Holders, all of the Obligors’ right, title and interest in and to the insurance policies referred to in this Section (including unearned premiums) and all proceeds payable thereunder shall, subject to the terms of the Intercreditor Agreement, thereupon vest in the Collateral Agent at foreclosure or other such transferee, to the extent permissible under such policies, and the Collateral Agent is hereby irrevocably appointed by each Obligor as attorney-in-fact for such Obligor to assign any such policy to said Purchaser or other such transferee without accounting to such Obligor for any unearned premiums thereon. The Required Holders shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Mortgaged Property, and the expenses incurred by the Holders or the Collateral Agent in the adjustment and collection of insurance proceeds shall be added to and become part of the Obligations and shall be due and payable to the Holders on demand. Neither the Collateral Agent nor the Holders shall be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to the Company. Any such proceeds received by the Holders shall be applied and disbursed as provided in this Agreement and the Intercreditor Agreement. Each Obligor irrevocably appoints the Collateral Agent and each Holder as its attorney in fact to cause the issuance of or an endorsement of any policy and to otherwise bring such Obligor into compliance with the provisions of this Section and to make any claim for, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage under any such insurance policy.

(b) Notwithstanding the provisions of the immediately preceding paragraph to the contrary and subject to the terms of the Intercreditor Agreement, the Holders agree that the proceeds of any casualty insurance or any part thereof (after deducting therefrom all of the Holders’ expenses incurred in the collection and administration of such sums, including reasonable attorney’s fees) payable on account of loss or damage to the Improvements will be made available by the Holders to be applied by the Obligors to restoration or repair of the Improvements provided the following conditions are met:

(1) there exists no Default and the Required Holders are satisfied that the occurrence of such event (after making the insurance proceeds available as provided herein) will not give rise to a Default;

(2) the Company presents sufficient evidence satisfactory to the Required Holders that (A) the Improvements are capable of being, and will be, restored in compliance with all applicable Laws to an architectural whole and to substantially the same condition and value as prior to the casualty, (B) restoration of the Improvements to an architectural whole will be completed on or before the Maturity Date, (C) there are sufficient funds from such insurance proceeds and other available monies, to completely restore or repair the Improvements to an architectural whole, and (D) the Holders will not incur any liability to any other Person as a result of such use or release of insurance proceeds;

(3) all parties having existing or expected possessory interests in the Improvements agree to continue, in a manner satisfactory to the Required Holders, to fulfill the contract terms then in effect following the restoration or repair (including, without limitation, the payment of rent or other sums without abatement or reduction except as approved by the Required Holders in their discretion), or the Obligors shall deliver security satisfactory to the Required Holders in their discretion, to substitute for the loss of income caused by the failure of any such possessory interest to agree to continue to fulfill the contract terms then in effect following restoration or repair; and

(4) the Company shall enter into such agreements and deliver such other documents and other things as may reasonably be required by the Required Holders in connection with the disbursement of all such proceeds.

If the foregoing conditions are satisfied within ninety (90) days of the date of loss, then the insurance proceeds shall be held by the Holders and, after deducting from said insurance proceeds all of its expenses incurred in the collection and administration of such sums, including attorney’s fees, the Holders shall disburse the net insurance proceeds to or on behalf of the Company (pursuant to a procedure satisfactory to the Required Holders) as repair or restoration progresses and to the extent such proceeds are required to defray the expenses of such restoration or repair; and to the extent any such proceeds are not required to defray the expenses of such restoration or repair, the Holders shall apply any such unused proceeds as provided for in the immediately preceding paragraph (b) of this Section. At all times during such restoration or repair, the Company shall deposit with the Collateral Agent for the benefit of the Secured Parties funds which, when added to insurance proceeds on deposit with the Purchaser, are sufficient to complete the restoration or repair of the Improvements to an architectural whole, as determined by the Required Holders, in their discretion, in accordance with the approved plans and specifications and all applicable Laws.

If the conditions set forth in clauses (1) and (2) of this Section are not satisfied within ninety (90) days of the date of loss, then the insurance proceeds shall be disbursed as provided for in the immediately preceding paragraph (b) of this Section.

(c) If all or any portion of the Real Property owned, leased or operated by the Obligors shall be damaged or taken through condemnation (which term shall include any damage or taking by any Governmental Authority and any transfer by private sale in lieu thereof), either temporarily or permanently, other than an insubstantial taking for the purpose of widening existing roads bordering such Real Property which does not adversely affect access or the use of such Real Property for its intended purposes, then, subject to the terms of the Intercreditor Agreement, a portion of or the entire Obligations shall, at the option of the Required Holders, immediately become due and payable. Each Obligor, immediately upon obtaining knowledge of the institution, or the proposed, contemplated or threatened institution of any action or proceeding for the taking through condemnation of any Real Property owned, leased or operated by any Obligor or any part thereof shall notify the Holders, and each Holder is hereby authorized, at its option, to commence, appear in and prosecute, through counsel selected by the Required Holders, in their own or in the name of the applicable Obligor, any action or proceeding relating to any condemnation. The applicable Obligor may compromise or settle any claim for compensation, but shall not make any compromise or settlement for an award unless all of the Obligations are paid and satisfied in full, without the prior written consent of the Required Holders. All such compensation, awards, damages, claims, rights of action and proceeds and the right thereto are hereby assigned by the Obligors to the Holders, and the Holders are authorized, at their option, to collect and receive all such compensation, awards or damages and to give proper receipts and acquittances therefor without any obligation to question the amount of any such compensation, awards or damages. The net proceeds thereof shall be dealt with by the Holders in accordance with, and subject to, the same terms and conditions as set forth in Paragraph (b) or Paragraph (c), as applicable, of this Section 9.23 as if the condemnation proceeds were insurance proceeds and as if the date the condemnation proceeds become payable to the applicable Obligor was the date of loss.

9.24 Mortgaged Property Document Covenants.

(a) Except as may otherwise be expressly provided for in this Agreement, including the immediately following paragraph, the Obligors shall (a) observe and perform all the obligations imposed upon the Obligors under each Mortgaged Property Document; (b) not do, or permit to be done, anything to impair the security of any Mortgaged Property Document; (c) promptly send to the Holders copies of each notice of default which any Obligor shall send or receive under the Mortgaged Property Documents; (d) enforce the performance and observance of the provisions of each Mortgaged Property Documents; (e) not collect any of the Rents except as set forth in this Agreement; (f) not subordinate any Mortgaged Property Document to any Lien, or permit, consent, or agree to any such subordination without the prior written consent of the Required Holders; (g) not materially alter, modify or change the terms of any Mortgaged Property Document, nor give any consent to exercise any option required or permitted by such terms, without the prior written consent of the Required Holders in each such case (and subject to the approval of the Required Holders); (h) not cancel or terminate any Mortgaged Property Document, or accept a surrender of any Mortgaged Property Document without the prior written consent of the Purchaser in each such case (and subject to the approval of the Purchaser); (i) not convey or transfer, and shall not suffer or permit a conveyance or transfer of, the Mortgaged Property, or of any interest in the Mortgaged Property, so as to effect directly or indirectly, approximately or remotely, a merger of the estates and rights of, or a termination or diminution of the obligations of any other party to and under any Assigned Lease; (j) not alter, modify or change the terms of any guaranty of any Mortgaged Property Document, and shall not cancel or terminate any such guaranty, without the prior written consent of the Required Holders in each such case; (k) not consent to any assignment of, or subletting under, any Assigned Lease without the prior written consent of the Required Holders; (l) at the Required Holders’ request, execute any documentation confirming the assignment and transfer to the Collateral Agent of each Mortgaged Property Document; and (m) execute and deliver, at the request of the Required Holders, all other further assurances, confirmations and assignments in the Mortgaged Property Documents as the Required Holders shall, from time to time, reasonably require in order to evidence or secure the rights of the Collateral Agent hereunder.

(b) Notwithstanding the provisions of the immediately preceding paragraph, so long as there shall not exist any Default, then the Obligors shall have the right to continue to exercise all its rights and perform its obligations under the Mortgaged Property Documents, including the right to collect each payment of Rents at the time of the date provided in the applicable Assigned Lease for such payment.

9.25 Escrow Deposits. Upon the occurrence of an Event of Default and at the option of the Required Holders and further to secure the payment of taxes, assessments, other charges, and insurance premiums applicable or attributable to the Mortgaged Property, the

Company shall upon request of the Required Holders deposit with the Collateral Agent, on the first day of each month, such amounts as, in the estimation of the Required Holders, shall be necessary to pay such taxes, assessments, charges and premiums as they become due; said deposits to be held and to be used by the Holders to pay such taxes, assessments, charges and premiums as the same accrue and are payable. Payment from said sums for said purposes shall be made by the Required Holders at its discretion and may be made even though such payments will benefit subsequent owners of the Mortgaged Property. Said deposits shall not be, nor be deemed to be, trust funds, but may be, to the extent permitted by applicable Law, commingled with the general funds of the Holders, and no interest shall be payable in respect thereof. If said deposits are insufficient to pay the taxes and assessments, insurance premiums and other charges in full as the same become payable, the Company will deposit with the Holders such additional sum or sums as may be required in order for the Holders to pay such taxes and assessments, insurance premiums and other charges in full. Upon any Event of Default, the Holders may, at their option, apply any money in the fund relating from said deposits to the payment of the Obligations in the order designated in Section 11.3 hereof.

9.26 General Covenants and Agreements Pertaining to the Collateral. The Obligors covenant and agree that:

(a) The addresses of each Obligor’s principal place of business (or chief executive office if more than one), the office where such Obligor keeps and will keep the Company’s Records, including, without limitation, those Records concerning all of such Obligor’s Accounts and the other Collateral, and the place or places at which all of such Obligor’s Inventory, Equipment and other Tangible Property is and will be located are correctly set forth on Schedule 9.26(a). The Company shall advise the Collateral Agent and the Holders in writing at least ten (10) days in advance of any change in any of said addresses. No Obligor shall remove such Records or any of the Collateral from the place or places set forth on Schedule 9.26(a), except for removal of Inventory upon its sale in the Obligor’s Ordinary Course of Business, nor shall any Obligor keep any of such Records or the Collateral at any other locations unless (i) the Company gives the Collateral Agent and the Holders at least ten (10) days’ prior written notice thereof and of the new location, and (ii) the new location is within the continental United States of America. The Company shall give the Collateral Agent and the Holders at least 10 days’ prior written notice of any Obligor’s opening of any new office or place of business or of its closing of any existing office or place of business, and any such office or place of business shall be within the continental United States of America.

(b) The Obligors are and shall remain the owner of all real estate on which any of the locations described in subparagraph (a) above are located; or if not the owner of such real estate, the Obligors shall maintain in full force and effect its leasehold interest or other interest in such real estate, except as otherwise agreed to by the Required Holders.

(c) Upon request of the Required Holders, the Obligors shall promptly deliver to the Collateral Agent the certificates of title for any motor vehicles now or hereafter included in the Collateral that are subject to the title Laws of any state of the United States of America or any other Jurisdiction and shall join with the Collateral Agent in executing any applications and other documents and taking any other actions necessary or desirable in the Holders’ opinion to perfect the Collateral Agent’s Lien in such vehicles. The Holders may retain possession of such certificates of title until payment in full of all the Obligations and/or until the Holders’ Lien is terminated.

(d) The Holders may correct any and all patent errors in this Agreement or any financing statements or other documents executed in connection herewith.

(e) Each Obligor shall diligently perform all of its material obligations under each and every contract or Purchase Order in connection with which Accounts are created or exist in accordance with the terms thereof and will not commit or permit any breach on such Obligor’s part in connection with any such contract or Purchase Order.

(f) The Company shall furnish to the Holders from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Required Holders may reasonably request, all in reasonable detail.

(g) The Company shall keep and maintain at its own cost and expense satisfactory and complete Records of the Collateral at its principal place of business, including without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral. Upon request of the Required Holders, the Obligors shall make proper entries in its books disclosing the assignment of the Collateral to the Holders, and the Company shall segregate its Records concerning the Collateral and mark the same with the Holders’ name or in such other manner as shall be satisfactory to the Required Holders. After the occurrence of and during the continuance of any Default, the Company shall deliver and turn over to the Holders any such Records at any time on demand of the Required Holders.

(h) Each Obligor shall obtain and provide to the Holders, in each case in form and substance satisfactory to the Required Holders: (i) immediately upon the acquisition or leasing of any real property, at the Required Holders’ option, (a) a duly executed mortgage, deed of trust, leasehold mortgage, leasehold deed of trust, assignment or other appropriate instrument under applicable Law evidencing a Lien upon such real property, lease or interest in favor of the Collateral Agent, together with such local counsel opinions and such other agreements, documents and instruments deemed reasonably necessary or desirable by the Required Holders, and/or (b) a duly executed Collateral Access Agreement in favor of the Collateral Agent; and (ii) immediately upon the placing of any Collateral into the possession of a bailee, a duly executed Collateral Access Agreement in favor of the Collateral Agent.

(i) Promptly after learning thereof, each Obligor shall inform the Holders in writing of any material delay or default in any Obligor’s performance of any of its obligations to any purchaser or under any Assigned Agreement, if such delay or default may give rise to any assertion of any material claims, offsets or counterclaims by any purchaser, or any Material Adverse Change.

(j) Each Obligor shall provide the Collateral Agent with copies of all agreements between such Obligor and any warehouse at which any Collateral may, from time to time, be kept and all lease or similar agreements between such Obligor and any other Person, whether such Obligor is lessor or lessee thereunder.

(k) If any Account arises out of a contract with the United States of America, or any other Governmental Authority (other than an Account arising under an Approved Contract), the Obligors shall promptly notify the Holders thereof in writing; and upon demand of the Required Holders, and with respect to all such Accounts, the applicable Obligor shall execute any instruments and take any other action required or requested by the Required Holders or the Collateral Agent to perfect the Collateral Agent’s Lien on and right to collect such Account under the provisions of the Assignment of Claims Act or other applicable Law.

9.27 Collection of Accounts; Segregation of Proceeds, Etc. Each Obligor covenants and agrees that, except to the extent that the Holders’ exercise of its rights and remedies hereunder or under any other Note Purchase Document shall prevent such Obligor from doing so, such Obligor will, at such Obligor’s sole expense, collect from the purchaser on each Account all amounts due thereon as and when the same shall become due; and in the event of any default by any purchaser justifying such action, such Obligor shall have the authority, at such Obligor’s sole expense, to repossess any merchandise covered by any such Account in accordance with the terms thereof and any applicable Law and to take such other action with respect to any such Account or the merchandise covered thereby as the Company, in the absence of instructions from the Required Holders, may deem advisable.

9.28 Collection Methods. The Obligors covenant and agree that no court action or other legal proceedings for garnishment, attachment, repossession of property, detinue, or any attempt to repossess any merchandise covered by any Account other than through legal proceedings, shall be done or attempted to be done by the Obligors except by or under the direction of competent legal counsel. The Obligors covenant and agree to indemnify and hold the Holders harmless from any loss or liability of any kind or character which may be asserted or sought to be asserted against the Holders by virtue of any suit filed, process issued or any repossession or attempted repossession done or attempted by the Obligors or at the Obligor’s direction or any endeavors that the Obligors may make to collect or enforce any Accounts or repossess any goods covered by any Account.

9.29 Verification of Accounts. The Obligors covenant and agree that any of the Holders’ officers, employees or agents shall have the right, at any time or times hereafter, in the Holders’ name or in the name of the Obligors, to verify with any purchaser the validity or amount of, or any other matter relating to, any Accounts by mail, telephone, telegraph or otherwise, provided that until the occurrence of a Default, the Holders shall give the Obligors prior notice of such verification.

9.30 Notice Regarding Disputed Accounts. The Obligors covenant and agree that if any purchaser disputes amounts owing to the Obligors by such purchaser in excess of the lesser of (i) $200,000.00 (in the aggregate), or (ii) 2.5% of the total amount of the Accounts of such purchaser, the Obligors shall promptly provide the Holders with written notice thereof, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy.

9.31 Records, Schedules and Assignments. The Obligors covenant and agree that the Obligors shall keep accurate Records of the Obligors’ Accounts and Inventory, and shall promptly deliver to the Purchaser (i) within thirty (30) days after each Month-End (except after an Event of Default, in which case such delivery shall be made on demand of the Purchaser), a detailed aged trial balance, in form and substance acceptable to the Required Holders, of all then-existing Accounts (“Schedule of Accounts”), (ii) within thirty (30) days after each Month-End (except after an Event of Default, in which case such delivery shall be made on demand of the Required Holders), a current schedule of Inventory (“Schedule of Inventory”), (iii) upon the Required Holders’ demand, the original or a copy of all Documents evidencing or relating to the Accounts or Inventory so scheduled, (iv) upon the Required Holders’ demand, such other information relating to then-existing Accounts and Inventory as the Required Holders shall reasonably request, and (v) upon the Required Holders’ demand, formal written assignments or schedules specifically describing the Accounts and Inventory and confirming the Holders’ Lien thereon.

9.32 Visitation. The Obligors agree to permit representatives of the Holders from time to time to visit and inspect the Collateral, all Records related thereto, the premises upon which any of the Collateral is located, and any of the other offices and properties of the Obligors; to examine the assets, books of account, and Records of the Obligors; to discuss the affairs and finances of the Obligors with and be advised as to the same by the officers thereof; and to verify the amount, quantity, value and condition of, or any other matter relating to, the Collateral, all at such reasonable times and intervals as the Required Holders may desire.

9.33 Use of Tangible Property. The Obligors covenant and agree (a) to comply with all applicable Laws governing the use of all Tangible Property, (b) to maintain all Tangible Property in good condition and repair (normal wear and tear excepted), (c) to comply with the terms of any lease covering the premises wherein any Tangible Property is located and all orders, ordinances or Laws of any Governmental Authority concerning such premises or the conduct of business therein; and (d) not to lease or hire any of the Tangible Property to any Person or permit the same to be leased or used for hire otherwise than pursuant to any Permitted Liens (it being understood that a sublease of any premises being leased by the Company shall not be a violation of this Section).

9.34 Collateral Evidenced by Instruments or Documents. The Obligors covenant and agree that upon the receipt by the Obligors of any Negotiable Collateral or any other Collateral which is evidenced or secured by an agreement, Instrument, Document or Chattel Paper, the applicable Obligor shall immediately deliver the original thereof (or each executed or original counterpart if more than one) to the Collateral Agent, together with appropriate endorsements and/or assignments in form and substance acceptable to the Required Holders.

9.35 Maintaining Bank Accounts. The Obligors covenant and agree that until the termination of the Collateral Agent’s Lien:

(a) Except as may otherwise be agreed by the Required Holders or as set forth on Schedule 9.35, the Obligors shall maintain all of its operating, disbursement and lockbox accounts only with Wachovia, and all of its other bank accounts (including payroll accounts) with Wachovia or Compass (the “Approved Bank Accounts”).

(b) The Obligors shall maintain lockboxes (each a “Lockbox Account”) only with Wachovia and with other banks (each a “Lockbox Bank”) that have entered into a letter or other agreement (each a “Lockbox Agreement”) approved by and acceptable to the Required Holders in their discretion providing the Collateral Agent with “Control” under and as defined in Article 9 of the UCC. From and after an Event of Default and for so long as such Event of Default is continuing, none of the Obligors nor any Person claiming on behalf of or through the Obligors shall have any right to withdraw any of the funds held in a Lockbox Account and in connection therewith:

(1) The Obligors shall immediately instruct each Person obligated at any time to make any payment to the Obligors for any reason to make such payment to a Lockbox Account, and shall, subject to the terms of the Intercreditor Agreement, pay to the Collateral Agent for deposit in an Approved Bank Account as may be from time to time designated by the Collateral Agent or the Required Holders, at the end of each Business Day, all proceeds of Collateral and all other cash received by it on such day;

(2) The Obligors shall instruct each Lockbox Bank to transfer to an Approved Bank Account designated by the Collateral Agent or the Required Holders, at the end of each Business Day, in same day funds, an amount equal to the credit balance of the Lockbox Account in such Lockbox Bank; and

(3) Upon any termination of any Lockbox Agreement or other agreement with respect to the maintenance of a Lockbox Account by any Obligor or any Lockbox Bank, such Obligor shall immediately notify all Persons that were making payments to such Lockbox Account to make all future payments to another Lockbox Account or to an Approved Bank Account designated by the Collateral Agent or the Required Holders. Each Obligor agrees to terminate any or all Lockbox Account and Lockbox Agreements upon request by the Required Holders.

9.36 Filing Fees and Taxes. Each Obligor covenants and agrees to pay all recording and filing fees, revenue stamps, taxes and other expenses and charges payable in connection with the execution and delivery to the Purchaser of this Agreement and the other Note Purchase Documents, and the recording, filing, satisfaction, continuation and release of any mortgages, financing statements or other instruments filed or recorded in connection herewith or therewith.

9.37 Underlying Documentation. The Company covenants and agrees that the Company will, upon the request therefor by the Required Holders, promptly deliver possession to the Holders of any or all of the Assigned Agreements (and, if requested by the Required Holders, endorsed to the Holders).

9.38 Further Assurances. Each Obligor covenants and agrees that, at the Company’s cost and expense, upon request of the Purchaser, the Company shall duly execute and deliver, or cause to be duly executed and delivered, to the Purchaser such further instruments and documents and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of the Required Holders or their counsel to carry out more effectively the provisions and purposes of this Agreement.

9.39 Exceptions Pertaining to Wachovia Swap Documents. Notwithstanding any provision to the contrary contained herein or in any other Note Purchase Document, no covenant or agreement contained herein or in any other Note Purchase Document shall prohibit an Obligor from entering into any Wachovia Swap Document.

9.40 Pledged Securities.

(a) If the Obligors shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any Person, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Securities, or otherwise in respect thereof, the Obligors shall accept the same as the agent of the Collateral Agent, hold the same in trust for the Holders and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by the Obligors to the Collateral Agent if required, together with an undated stock power covering such certificate duly executed in blank by the Obligors and with, if the Required Holders so reasonably requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Pledged Entity shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any Pledged Entity or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Holders, be delivered to the Holders to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Securities shall be received by the Obligors, the Obligors shall, until such money or property is paid or delivered to the Holders, hold such money or property in trust for the Holders, segregated from other funds of the Obligors, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Required Holders, the Obligors will not (i) vote to enable, or take any other action to permit, any Pledged Entity to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Pledged Entity, except to the extent such stock or other equity securities are pledged to the Collateral Agent pursuant hereto, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to the Pledged Securities or proceeds thereof, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Pledged Securities or proceeds thereof, or any interest therein, except for the security interests created by this Agreement and the Permitted Liens or (iv) enter into any agreement or undertaking restricting the right or ability of the Obligors or the Holders to sell, assign or transfer any of the Pledged Securities or proceeds thereof.

(c) In the case of each Obligor which is a Pledged Entity, such Pledged Entity agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Holders promptly in writing of the occurrence of any of the events described in Section 9.40(a) with respect to the Pledged Securities issued by it, and (iii) the terms of Section 9.40(h) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 9.40(h) with respect to the Pledged Securities issued by it.

(d) The Obligors agree that they will cooperate with the Collateral Agent and the Holders and will execute and deliver, or cause to be executed and delivered, all such other stock powers, proxies, instruments and documents, and will take all such other actions, including, without limitation, the execution and filing of financing statements and other registrations, as the Required Holders may reasonably request from time to time in order to carry out the provisions and purposes of this Agreement.

(e) The Obligors shall not agree to any amendment of an operating agreement or partnership agreement of any Pledged Entity that is a limited liability Obligors or partnership that elects to treat the membership interest or partnership interest of such Pledged Entity as a security under Section 8-103 of the UCC.

(f) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent on instruction of shall have given notice to the Obligors of its intent to exercise its corresponding rights pursuant to Section 9.40(h), the Obligors shall be permitted to receive all cash dividends paid in respect of the Pledged Securities to the extent permitted in this Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the reasonable judgment of the Required Holders, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of this Agreement or any other Note Purchase Document.

(g) If an Event of Default shall occur and be continuing and the Collateral Agent shall, on instruction of the Required Holders, subject to the terms of the Intercreditor Agreement, give notice of their intent to exercise its rights to the Obligors (except in the case of an Event of Default specified in Sections 12.01(h), (o), (p) or (q), in which case, no notice shall be required), (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in the order set forth in Section 12.02 and (ii) any or all of the Pledged Securities shall be registered in the name of the Holders or their nominee, and the Collateral Agent or their nominee may thereafter exercise (x) all voting, corporate or other organizational rights and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Pledged Entity or Pledged Entities or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Pledged Entity, or upon the exercise by the Obligors, the Collateral Agent or the Holders of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Required Holders may determine), all without liability except to account for property actually received by it, but the Holders shall have no duty to the Obligors to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(h) The Obligors hereby authorize and instruct each Pledged Entity of any Pledged Securities pledged by the Obligors hereunder to (i) comply with any instruction received by it from the Required Holders in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such the Obligors, and each the Obligors agrees that each Pledged Entity shall be fully protected in so complying, and (ii) except as permitted under this Section 9.40, pay any dividends or other payments with respect to the Pledged Securities directly to the Holders.

9.41 Compliance with Laws, etc.

(a) Each Obligor shall (i) comply in all material respects with all applicable Laws (including, without limitation, Environmental Laws) and restrictive covenants affecting such Obligor or the business, assets or operations of such Obligor, and (ii) obtain as needed all material permits, licenses, approvals and consents from all Governmental Authorities and all other Persons necessary for such Obligor’s operations and maintain such permits, licenses, approvals and consents in good standing.

(b) No Obligor shall conduct business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any of the following Persons:

(1) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(2) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(3) a Person or entity with which any Holder is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, including the Executive Order and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56;

(4) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(5) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the US Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(c) No Obligor shall deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and each Obligor shall deliver to the Holders any certification or other evidence requested from time to time by the Purchaser in its discretion confirming the Obligors’ compliance with this Section 9.41.

(d) At all times throughout the term of this Agreement, the Obligors shall ensure that (i) none of the funds or assets of the Obligors that are used to repay the Obligations shall constitute property of, or shall be beneficially owned directly or, to the knowledge of the Company, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by the Office of Foreign Assets Control (OFAC), US Department of the Treasury, and/or to the knowledge of the Company, as of the date thereof, on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the issuance of the Notes hereunder or the other transactions hereunder would be prohibited by Law or in violation of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders, and (ii) no Embargoed Person shall have any direct interest, and to the knowledge of the Company, as of the date hereof, indirect interest, of any nature whatsoever in the Company, with the result that the issuance of the Notes hereunder or the transactions hereunder would be prohibited by Law or in violation of Law.

9.42 Account Control Agreements. Within forty-five (45) days after the Closing Date, Collateral Agent and Purchaser shall have received duly executed account control agreements with Wachovia Bank, National Association, as depository bank, in respect of each bank account of an Obligor at such depository bank that reflects a second position in such deposit accounts behind the existing senior lien, in form and substance satisfactory to Purchaser and Collateral Agent (the “Account Control Agreements”).

9.43 Liens on Patents. Within ninety (90) days after the Closing Date, the Obligors shall have cleared the purported liens of (a) BNY Financial Corporation in respect of United States Patent 5,518,207 of Pemco Engineers, (b) Antares Capital Corporation in respect of United States Patent 6,131,717 of the Company and (c) any other clouds on title to any Patent of the Obligors which a subsequent title search may reveal.

Section 10. Collateral Security

The obligations of the Company under the Notes, the obligations of the Obligors under this Agreement, and all other Obligations shall be secured by the Security Documents.

Section 11. Negative Covenants. Each of the Obligors hereby covenants and agrees that so long as any of the Obligations remain outstanding, absent the prior written consent of the Required Holders:

11.01 Merger or Liquidation. The Obligors will not:

(a) without the prior written consent of the Required Holders, change its name, change its jurisdiction of incorporation or enter into any merger or consolidation; or

(b) without the prior written consent of the Required Holders, liquidate, reorganize, recapitalize or dissolve.

11.02 Prohibited Transactions. Except as disclosed on Schedule 11.02 or as otherwise provided in this Section 11.02, the Obligors will not, without the prior written consent of the Required Holders, sell, transfer, lease or otherwise dispose of, or enter into any agreement to sell, lease, transfer, assign or otherwise dispose of, all or any part of its assets, including, without limitation, any assets constituting Collateral (other than Permitted Transfers of Collateral). Notwithstanding the foregoing, in the event that (a) a sale, transfer, lease or other disposition of the assets or (b) an issuance or sale, transfer or other disposition of Equity Interests of Pemco World or Space Vector has occurred without the consent of the Required Holders, the Company shall, no later than one (1) Business Day following the consummation thereof, have provided written notice to the Holders and each Holder will have the right, at such Holder’s option, exercised by delivery of written notice to the Company (the “Put Notice”), to require the Company to repurchase all or any part of such Holder’s Notes at a cash price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase. Such purchase shall be made by the Company no later than five (5) days following delivery of the Put Notice by the applicable Holder to the Company.

11.03 No Acquisition. The Obligors will not consummate any Acquisition.

11.04 Creation or Acquisition of Affiliate. The Obligors will not, without the prior written consent of the Required Holders, create or acquire any Affiliate in connection with an Acquisition or otherwise.

11.05 No Liability as Guarantor. No Obligor will become liable, directly or indirectly, as guarantor or otherwise for any obligation of any Person not an Obligor in an amount exceeding $100,000.00 in the aggregate.

11.06 No Liens. The Obligors will not, directly or indirectly, make, create, incur, assume or suffer to exist, or enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of, any Lien upon or with respect to any part of the Collateral, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than Permitted Liens.

11.07 No Issuance or Redemption of Equity Interests. The Company will not, without the prior written consent of the Required Holders, issue, redeem, purchase or retire its Equity Interests or grant or issue any warrant, right or option pertaining thereto or any other security convertible into any of the foregoing, except for issuances of Equity Interests as stock compensation to its employees or directors in an amount not to exceed ten percent (10%) of outstanding stock of the Company.

11.08 No Amendment of Organizational Documents. The Obligors will not amend or modify any of their respective Organizational Documents without the prior written consent of the Required Holders.

11.09 No Purchase of Margin Stock. The Obligors will not directly or indirectly apply any part of the proceeds of any sale of the Notes to the purchasing or carrying of any Margin Stock.

11.10 Hazardous Materials. The Obligors will not treat, store, handle, discharge, or dispose of any Hazardous Materials, except in compliance with all Environmental Laws.

11.11 Permitted Line of Business. The Obligors will not engage in or enter into any line of business other than the Permitted Line of Business.

11.12 No Declaration of Dividends. The Obligors will not declare or pay any dividends, repurchase any Equity Interests, return any capital to, or make any other payment or distribution of cash or other property or assets in respect of its Equity Interests or make any payments or distribution of cash or other property or assets to its shareholders, to any Affiliate of any of its shareholders or any other Person other than such payments by a wholly-owned Subsidiary of the Company to the Company or another Obligor.

11.13 No Investment. The Obligors will not make any Investment other than Permitted Investments.

11.14 No Indebtedness. The Obligors will not, without the prior written consent of the Required Holders, incur, create, assume, or permit to exist any Indebtedness except Permitted Indebtedness.

11.15 No Agreement Regarding Existing Indebtedness. Except as the same may relate to the Notes, no Obligor will enter into any agreement with respect to any of its Existing Indebtedness or the Senior Credit Facility which is Indebtedness for borrowed money if the effect of such agreement is to:

(a) Increase the interest rate on such Indebtedness;

(b) Change the dates upon which payments of principal, interest or other scheduled payments are due on such Indebtedness (other than extensions of such dates to the extent that such extensions do not modify the terms of the Notes);

(c) Change any default or event of default (other than to delete or make less restrictive any default provision) with respect to such Indebtedness;

(d) Add any covenant with respect to such Indebtedness;

(e) Change the redemption or prepayment provisions of such Indebtedness (other than to extend the dates therefor or to reduce the premiums payable in connection therewith); or

(f) Materially increase the obligations of the Obligors or confer additional material rights to the holder of such Indebtedness in a manner adverse to the Obligors or the Holders.

11.16 Capital Expenditures. Except as otherwise approved by the Required Holders, the Obligors (in the aggregate) will not make Capital Expenditures in an aggregate amount in any Fiscal Year in excess of $5,000,000.

11.17 Affiliate Transactions. Except for agreements currently in effect and listed on Schedule 8.28 attached hereto, agreements which provide only for either Permitted Investments or Permitted Indebtedness, and agreements which are the subject of a Subordination Agreement approved by the Required Holders, no Obligor will, without the prior written consent of the Required Holders, enter into any agreement, transaction or series of transactions where any Affiliate, Subsidiary, shareholder, director, or officer of Obligor is a party thereto, except in the Ordinary Course of Business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm’s length transaction with a Person other than an Affiliate, Subsidiary, shareholder, director, or officer of Obligor.

11.18 Assigned Agreements. Each Obligor covenants and agrees that it shall not, except in the Ordinary Course of Business, (a) cancel or terminate any Assigned Agreement or consent to or accept any cancellation or termination thereof; (b) amend or otherwise modify any Assigned Agreement or give any consent, waiver or approval thereunder; (c) waive any default or breach of any Assigned Agreement; or (d) take any other action in connection with any Assigned Agreement, and, notwithstanding the foregoing, in each case where any such action (i) may give rise to a Material Adverse Change, or (ii) arises under an Approved Contract, such action shall only be taken with the prior written consent of the Required Holders.

11.19 ERISA. The Obligors shall not, and shall not permit any ERISA Affiliate, to do any of the following:

(a) engage, or permit any of their respective Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

(c) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d) terminate or take any other action with respect to any Benefit Plan which would result in any liability of any Obligor or any ERISA Affiliate under Title IV of ERISA;

(e) fail to make any contribution or payment to any Multiemployer Plan which such Person or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto or permit a proceeding to be instituted by a fiduciary of any Benefit Plan against any the Obligor or ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days thereafter;

(f) fail to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

(g) amend a Benefit Plan resulting in an increase in current liability for the plan year such that the Company or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

Section 12. Events of Default.

12.01 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(a) the Company shall fail to pay as and when due any installment of principal or interest or fee or any other amount payable under this Agreement or any Note after written notice thereof is given by the Required Holders to the Company.

(b) Any Obligor shall fail to pay, perform or observe any obligation, condition or covenant to be observed or performed by it under Section 9.21 of this Agreement.

(c) Any Obligor shall fail to pay, perform or observe any other obligation, condition, or covenant to be observed or performed by it under this Agreement or any other Note Purchase Document, and such failure shall continue for ten (10) days after the earlier of:

(1) Notice of such failure from the Required Holders; or

(2) Any Obligor knows of any such failure; or

(3) the Holders are notified of such failure or should have been so notified pursuant to the provisions of this Agreement or any other Note Purchase Document.

(d) There shall occur any Event of Default as defined and provided under the Senior Credit Facility.

(e) Any Note Purchase Document shall cease for any reason to be enforceable in accordance with its terms or to be in full force and effect, or there shall occur any default or event of default (after the expiration of any applicable grace and cure period) under any agreement of the Company with any Person and relating to the borrowing of money.

(f) The validity or enforceability of this Agreement or any other Note Purchase Document, or any part hereof or thereof, shall be contested by any Obligor, and/or any Obligor shall deny that it has any or further liability or obligation hereunder or thereunder.

(g) Assignment or attempted assignment by the Company of this Agreement, any rights hereunder, or the conveyance, lease, mortgage, or any other alienation or encumbrance of the Collateral or any interest therein without the prior written consent of the Required Holders, except for transfers permitted hereunder or under any other Note Purchase Document.

(h) Except as otherwise permitted herein, the transfer of the Obligors’ interest in, or rights under, this Agreement by operation of law or otherwise, including, without limitation, such transfer by the Company as debtor in possession under the Bankruptcy Laws, or by a trustee for the Company under the Bankruptcy Laws, to any Third Person, whether or not the obligations of the Company under this Agreement are assumed by such Third Person.

(i) The institution of a foreclosure or other possessory action against Collateral having a value in excess of $250,000.00.

(j) Substantial damage to, or partial or total destruction of, the Improvements by fire or other casualty or the taking of any of the Improvements, temporarily or permanently, by eminent domain, and the Company’s failure to restore, repair, replace, or rebuild the Improvements as and when required under the terms of any Note Purchase Document (so long as such failure to restore, repair, replace or rebuild is not attributable to Purchaser’s failure to comply with its obligations under the Note Purchase Documents with respect thereto).

(k) The dissolution of any Obligor, or any Change in Control.

(l) Any Financial Statement, representation, warranty or certificate made or furnished by any Obligor to the Holders in this Agreement, any Note Purchase Document or otherwise in connection with this Agreement, or as inducement to the Holders to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Holders, shall be materially false, incorrect, or incomplete when made.

(m) Any Material Adverse Change, or the existence of any other condition which, in the reasonable determination of the Required Holders, constitutes an impairment of any Obligor’s ability to perform its obligations under this Agreement or any other Note Purchase Document.

(n) Any Obligor shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of itself or any of its creditors.

(o) Proceedings in Bankruptcy, or for reorganization of any Obligor, or for the readjustment of any of its debts, under the Bankruptcy Laws, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by any Obligor, or shall be commenced against any Obligor and shall not be discharged within sixty (60) days of commencement.

(p) A receiver or trustee shall be appointed for any Obligor or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Obligor, and such receiver or trustee shall not be discharged within thirty (30) days of his appointment, or such proceedings shall not be discharged within sixty (60) days of its commencement, or any Obligor shall discontinue business or materially change the nature of its business.

(q) Any Obligor shall suffer a final judgment for payment of money in excess of $100,000.00 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.

(r) (i) Any Termination Event shall occur with respect to any Benefit Plan of any Obligor or any ERISA Affiliate, (ii) any accumulated funding deficiency (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any such Benefit Plan, (iii) any Person shall engage in any Prohibited Transaction involving any such Benefit Plan, (iv) any Obligor or any ERISA Affiliate shall be in “default” (as defined in ERISA Section 4219(c)(5)) with respect to payments owing to any such Benefit Plan that is a Multiemployer Plan as a result of such Person’s complete or partial withdrawal (as described in ERISA Sections 4203 or 4205) therefrom, (v) any Obligor or any ERISA Affiliate shall fail to pay when due an amount that is payable by it to the PBGC or to any such Benefit Plan under Title IV of ERISA, (vi) a proceeding shall be instituted by a fiduciary of any such Benefit Plan against any Obligor or any ERISA Affiliate to enforce ERISA Section 515 and such proceeding shall not have been dismissed within 30 days thereafter or (vii) any other event or condition shall occur or exist with respect to any such Benefit Plan that, together with all other such events or conditions at the time existing, has subjected, and in the reasonable determination of the Required Holders will subject, the Obligors to any liability that, alone or in the aggregate with all such liabilities for all such Persons, exceeds $100,000.

(s) A federal tax Lien is filed against any Obligor or any property of any Obligor which is not discharged of record, bonded over or otherwise secured to the satisfaction of the Required Holders within thirty (30) days after the filing thereof or the date upon which any Holder receives actual knowledge of the filing thereof for an amount which equals or exceeds $50,000.

(t) At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to give the Holders the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and lien on, all of the Collateral), superior to and prior to the rights of all third Persons (except as permitted by Section 11.06 or the terms of the Intercreditor Agreement), and subject to no other liens (except as permitted by Section 11.06 or the terms of the Intercreditor Agreement), or any Obligor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period (if any) specifically applicable thereto pursuant to the terms of such Security Document.

(u) Any Guarantee or any provision thereof shall cease to be in full force or effect as to the relevant Guarantor, or any Guarantor or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the relevant Guarantee, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guarantee.

Provided that with respect to each of the foregoing, an Event of Default will be deemed to have occurred upon the occurrence of the applicable event (i) without notice being required if the Holders are prevented from giving notice by Bankruptcy or other applicable Law and (ii) without any grace or cure period if such Event of Default arises out of any warranty or representation of a Obligor under any Note Purchase Document being materially false or misleading when made.

12.02 Acceleration. Subject to the terms of the Intercreditor Agreement, upon written notice delivered to the Company by the election of the Required Holders following the occurrence of an Event of Default (except for the Events of Default described in Section 12.01(o), (p) or (q), upon the occurrence of which all Obligations shall become immediately due and payable without notice, presentment or demand), the Obligations shall become immediately due and payable, and all payments hereunder and all proceeds of the Collateral shall be made: first, for all fees and expenses due to the Holders, second, for all accrued and unpaid interest on the Notes and third, for unpaid principal of the Notes. A Required Holder that has delivered written notice pursuant to this Section 12.02 may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived, except nonpayment of principal, premium, if any, or Interest that has become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree. Any notice or rescission shall be given in the manner specified in Section 15.03 hereof.

12.03 General Remedies. Subject to the terms of the Intercreditor Agreement, upon the occurrence of any Event of Default, the Purchaser shall have, in addition to the rights and remedies given it by this Agreement and the other Note Purchase Documents, all those allowed by all applicable Laws, including but without limitation, the UCC as enacted in any Jurisdiction in which any Collateral may be located or in which any the Company may be located or organized. Without limiting the generality of the foregoing but subject to the terms of the Intercreditor Agreement, the Holders may or may direct the Collateral Agent to immediately, Without Notice, sell at public or private sale or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which the Company may have therein.

12.04 Additional Rights and Remedies. Subject to the terms of the Intercreditor Agreement, upon the occurrence of any Event of Default and except as may otherwise be prohibited or expressly provided for to the contrary under applicable Law, in addition to any rights or remedies the Holders and/or the Collateral Agent may otherwise have under this Agreement, any other Note Purchase Documents, or under applicable Laws, Without Notice, the Holders shall have the right to take any or all of the following actions, and/or to direct the Collateral Agent to take any or all of the following actions, in each case at the same or different times:

(a) To cancel or suspend the Holder’s obligations arising under this Agreement;

(b) To institute appropriate proceedings to specifically enforce performance of the terms and conditions of this Agreement;

(c) To take immediate possession of the Collateral;

(d) To appoint or seek appointment of a receiver, Without Notice and without regard to the Solvency of the Company or the adequacy of the security, for the purpose of preserving the Collateral, preventing waste, and to protect all rights accruing to the Purchaser by virtue of this Agreement and the other Note Purchase Documents. All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Collateral, shall be charged against the Company and shall be secured by the Holders’ Lien;

(e) To proceed to perform any and all of the duties and obligations and exercise all the rights and remedies of each Obligor contained in the Assigned Agreements as fully as such Obligor could itself;

(f) To take possession of the Mortgaged Property and/or the Rents and have, hold, manage, lease and operate the Mortgaged Property on such terms and for such period of time as the Purchaser may in its discretion deem proper, and, either with or without taking possession of the Mortgaged Property in the Holders’ own name:

(1) make any payment or perform any act which the Company has failed to make or perform, in such manner and to such extent as the Purchaser may deem necessary to protect the security provided for in this Agreement, or otherwise, including without limitation, the right to appear in and defend any action or proceeding purporting to affect the security provided for in this Agreement, or the rights or powers of the Purchaser;

(2) lease the Mortgaged Property or any portion thereof in such manner and for such Rents as the Purchaser shall determine in its discretion; or

(3) demand, sue for, or otherwise collect and receive from all Persons all Rents, including those past due and unpaid, with full power to make from time to time all alterations, renovations, repairs or replacements of and to the Mortgaged Property (or any part thereof) as may seem proper to the Required Holders and to apply the Rents to the payment of (in such order of priority as the Required Holders, in their discretion, may determine (subject to Section 11.03 hereof):

a. all expenses of managing the Mortgaged Property, including, without limitation, the salaries, fees and wages of a managing agent and such other employees as the Required Holders may deem necessary or desirable;

b. all taxes, charges, claims, assessments, water rents, sewer rents, and any other liens, and premiums for all insurance which the Required Holders may deem necessary or desirable, and the cost of all alterations, renovations, repairs, or replacements, and all expenses incidental to taking and retaining possession of the Mortgaged Property;

c. all or any portion of the amounts owing under the Notes; and/or

d. all costs and attorneys’ fees incurred in connection therewith.

In connection with the foregoing, the Company hereby authorizes and directs each party to any Mortgaged Property Document (other than the Company), upon receipt from the Required Holders of written notice to the effect that an Event of Default exists, to perform all of its obligations under the Mortgaged Property Document as directed by the Purchaser, and to continue to do as so directed until otherwise notified by the Required Holders.

(g) To notify purchasers that Accounts have been assigned to the Holders, demand and receive information from purchasers with respect to Accounts, forward invoices to purchasers directing them to make payments to the Holders, collect all Accounts in the name of the Holders or the Obligors and take control of any cash or non-cash proceeds of Collateral;

(h) To enforce payment of any Accounts, to prosecute any action or proceeding with respect to Accounts, to extend the time of payment of any and all Accounts, to make allowances and adjustments with respect thereto and to issue credits in the name of the Holders or the Obligors;

(i) To settle, compromise, extend, renew, release, terminate or discharge, in whole or in part, any Account or deal with the same as the Required Holders may deem advisable;

(j) To require the Company to open all mail only in the presence of a representative of the Required Holders, who may take therefrom any remittance on Collateral;

(k) To charge, set-off and otherwise apply all or any part of the Obligations against the Deposit Accounts, or any part thereof;

(l) To exercise any and all rights and remedies of the Obligors under or in connection with any Assigned Agreement or otherwise in respect of the Collateral, including, without limitation, any and all rights of the Obligors to demand or otherwise require payment of any amount under, or performance of any provision of, any Assigned Agreement;

(m) To enter upon the premises of the Obligors or any other place or places where the Collateral is located and kept, and through self-help and without judicial process, without first obtaining a final judgment or giving the Obligors notice and opportunity for a hearing on the validity of the Holders’ claim, without any pre-seizure hearing as a condition to repossession through court action and without any obligation to pay rent to the Obligors, to remove the Collateral therefrom to the premises of the Holders or of any agent of the Holders, for such time as the Holders may desire, in order effectively to collect or liquidate the Collateral;

(n) To require the Obligors, upon the request of the Required Holders, to assemble the Inventory, Equipment and any other property included in the Collateral and make it available to the Holders at places which the Required Holders shall select, whether at the Obligors’ premises or elsewhere, and to make available to the Required Holders all of the Obligors’ premises and facilities for the purpose of the Holders’ taking possession of, removing or putting the Inventory and such other goods in salable form;

(o) To collect, receive, appropriate, repossess and realize upon the Collateral, or any part thereof, and to sell, lease, assign, give option or options to purchase, or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels, at public or private sale or sales, at any exchange broker’s board or at any of the Holders offices or elsewhere, at such prices as the Holders may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Holders shall have the right upon any such public sale or sales, and to the extent permitted by Law, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, which equity of redemption the Company hereby releases. The Company waives all claims, damages, and demands against the Purchaser arising out of the repossession, retention or sale of the Collateral;

(p) To use, and to permit any purchaser of any of the Collateral from the Holders to use without charge, the Obligors’ labels, General Intangibles, and advertising matter or any property of a similar nature, as it pertains to, or is included in, any of the Collateral, in advertising for sale, preparing for sale and selling any Collateral, and finishing the manufacture, processing, fabrication, packaging and delivery of the Inventory, and the Obligors’ rights under all licenses and all franchise agreements shall inure to the Purchaser’s benefit;

(q) To send any written notice to the Obligors required by Law or this Agreement in the manner set forth in this Agreement; and any notice sent by Required Holders in such manner at least ten (10) Business Days (counting the date of sending) prior to the date of a proposed disposition of the Collateral shall be deemed to be reasonable notice (provided, however, that nothing contained herein shall be deemed to require ten (10) days’ notice if, under the applicable circumstances, a shorter period of time would be allowed under applicable Law); and

(r) To exercise, in addition to all other rights which it has under this Agreement or other applicable Law, all of the rights and remedies of a secured party upon default under the UCC or other applicable Law.

12.05 Right of Set-Off. Upon the occurrence of and during the continuance of any Event of Default, the Holders may, and are hereby authorized by the Obligors, at any time and from time to time, to the fullest extent permitted by applicable Laws, and Without Notice to the Obligors, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other Indebtedness at any time owing by any Holder to, or for the credit or the account of, the Obligors against any or all of the Obligations of the Obligors owed to such Holder now or hereafter existing whether or not such Obligations have matured and irrespective of whether any Holder has exercised any other rights that it has or may have with respect to such Obligations, including without limitation any acceleration rights. The aforesaid right of set-off may be exercised by such Holder against the Obligors or against any trustee in Bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of the Obligors, or such trustee in Bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Holder prior to the making, filing or issuance, or service upon such Holder of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. To the extent that any Holder elects to exercise its rights hereunder, such Holder agrees to promptly notify the Company after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Holders under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Holders may have.

12.06 No Limitation on Rights and Remedies. The enumeration of the powers, rights and remedies in this 12.01 shall not be construed to limit the exercise thereof to such time as an Event of Default occurs if, under applicable Law or any other provision of this Agreement or any other Note Purchase Document, the Holders have any of such powers, rights and remedies regardless of whether an Event of Default has occurred, and any limitation contained herein or in any of the other Note Purchase Documents as to the exercise by any Holder of any power, right or remedy for a period of time only during the continuance of an Event of Default shall only be applicable at such time as such Holder shall have actual knowledge that such Event of Default is no longer continuing and for a reasonable time thereafter as may be necessary for such Holder to cease the exercise of such powers, rights and remedies (it being expressly understood and agreed that until such time as such Holder shall obtain such knowledge and after the expiration of such reasonable time, such Holder shall have no liability whatsoever for the commencement of or continuing exercise of any such power, right or remedy). All of the Holders’ rights and remedies hereunder shall be cumulative.

12.07 Application of Proceeds. Subject to the Intercreditor Agreement, and except as otherwise expressly required to the contrary by applicable Law or any Note Purchase Document, the net cash proceeds resulting from the exercise of any of the rights and remedies of the Holders under this Agreement shall be applied by the Holders to the payment of the Obligations, whether due or to become due, in such order and in such proportions as set forth in Section 12.02; and the Company shall remain liable to the Holders for any deficiency.

12.08 Attorney-in-Fact. Each Obligor hereby constitutes and appoints the Holders, or any other Person whom the Holders may designate, as such Obligor’s attorney-in-fact (such appointment being coupled with an interest and being irrevocable until the Holders’ Lien shall have been terminated in writing as set forth in this Agreement), at such Obligor’s sole cost and expense, to exercise any one or more of the following rights and powers at any time after the occurrence and during the continuance of an Event of Default (and all acts of such attorney-in-fact or designee taken pursuant to this Section are hereby ratified and approved by such Obligor, and said attorney or designee shall not be liable for any acts or omissions nor for any error of judgment or mistake of fact or law):

(a) To take or to bring, in the name of the Holders or in the name of such Obligor, all steps, actions, suits or proceedings deemed by the Purchaser necessary or desirable to effect collection of the Accounts;

(b) To settle, adjust, compromise, extend, renew, discharge, terminate or release the Accounts in whole or in part;

(c) To settle, adjust or compromise any legal proceedings brought to collect the Accounts;

(d) To notify purchasers to make payments on the Accounts directly to the Holders or to a Lockbox Account designated by the Holders;

(e) To transmit to purchasers notice of the Holders’ interest in the Accounts and to demand and receive from such purchasers at any time, in the name of the Holders or of such Obligor or of the designee of the Holders, information concerning the Accounts and the amounts owing thereon;

(f) To use such Obligor’s stationery and sign the name of such Obligor to verifications of the Accounts and notices thereof to purchasers;

(g) To sell or assign any of the Collateral upon such terms, for such amounts and at such time or times as the Required Holders deem advisable, and to execute any bills of sale or assignments in the name of such Obligor in relation thereto;

(h) To take control, in any manner, of any item of payment on, or proceeds of, Collateral;

(i) To prepare, file and sign such Obligor’s name on any proof of claim in Bankruptcy or similar document against any Purchaser;

(j) To prepare, file and sign such Obligor’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Collateral;

(k) To sign or endorse the name of such Obligor upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, warehouse receipt or similar document or agreement relating to the Collateral;

(l) To use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which such Obligor has access;

(m) To enter into contracts or agreements for the processing, fabrication, packaging and delivery of the Collateral as said attorney-in-fact or designee or the Required Holders may from time to time deem appropriate and charge such Obligor’s account for any reasonable costs thereby incurred;

(n) To receive, take, endorse, assign and deliver in the Holders’ name or in the name of such Obligor any and all checks, notes, drafts and other instruments;

(o) To receive, open and dispose of all mail addressed to such Obligor and to notify postal authorities to change the address for the delivery thereof to such address as the Required Holders may designate; and

(p) To do all acts and things necessary, in the discretion of the Required Holders, to fulfill such Obligor’s obligations under this Agreement and to otherwise carry out the purposes of this Agreement.

12.09 Default Costs. The Company hereby agrees to pay to each Holder upon demand all Default Costs incurred by such Person, which agreement shall be a continuing agreement and shall survive payment of all amounts outstanding under the Notes and hereunder and termination of this Agreement.

Section 13. Definitions.

13.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” shall have the meaning set forth in Section 9.42 of this Agreement.

“Acquisition” shall mean any acquisition (whether in a single transaction or series of related transactions) of (i) any going business, or all or substantially all of the assets of any Person, whether through purchase, merger or otherwise; or (ii) Equity Interests of any Person of five percent (5%) or more of the Equity Interests or Voting Power of such Person.

“Adjusted Liabilities” shall mean, for any applicable Person as of an applicable date, Liabilities less Long-Term Unfunded Pension Liability.

“Adjusted Tangible Net Worth” shall mean, for any applicable Person as of an applicable date, (a) the total Equity Owner’s Equity of such Person (adjusted to take into account the Unfunded Pension Liability Adjustment), and (b) excluding, without duplication (to the extent reflected in determining Equity Owner’s Equity of such Person) (i) accumulated depreciation and amortization; and (ii) the aggregate amount of Intangible Assets of such Person and the aggregate amount of Affiliate Assets of such Person (other than Intangible Assets taken into account with respect to the Unfunded Pension Liability Adjustment).

“Affiliate” shall mean, with respect to any applicable Person, (a) any officers, directors or partners of such Person, (b) any other Person that has a relationship with the applicable Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such Persons, or (c) any other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Equity Interests having ordinary voting power in the election of directors of such Person. The term “control” shall mean the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of any Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Assets” shall mean, for any applicable Person as of an applicable date, the total amount of all assets of the applicable Person arising out of contracts or agreements with Affiliates, including, but not limited to, any notes receivable.

“Agreement” shall have the meaning given thereto in the first paragraph hereof.

“Air International” shall mean Air International Incorporated, a Delaware corporation.

“Amortization Expense” shall mean the non-cash amortization expense of the Company (determined on a Consolidated Basis) for the applicable period (to the extent included in the computation of Net Income (Loss)), according to Generally Accepted Accounting Principles.

“Anti-Terrorism Law” shall mean the Executive Order and each other terrorism or money laundering Law, including, but not limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Approved Bank Accounts” shall have the meaning set forth in Section 9.34(a).

“Approved Contract” shall mean each of those agreements listed on the attached Schedule 1.03 and any other agreement between the Company and any other Person which is approved by the Purchaser as an Approved Contract under this Agreement, provided that upon the occurrence of (i) the suspension, revocation or termination of an Approved Contract, or (ii) a default or event of default (after the expiration of any applicable grace and cure period) under any such Approved Contract, such Approved Contract shall no longer be considered an Approved Contract under this Agreement.

“Assigned Agreements” shall mean all leases, contracts, agreements, Documents, Instruments and Chattel Paper included in the Collateral (including the Mortgaged Property Documents).

“Assigned Leases” shall mean all leases presently existing or hereafter made, whether written or verbal, or any letting of, or agreement for the use or occupancy of, any part of the Mortgaged Property, and each modification, extension, renewal and guarantee thereof, including the Rents.

“Assignment of Claims Act” shall mean the Assignment of Claims Act, as amended (31 U.S.C. Sections 3727 et. seq. and 41 U.S.C. Sections 15 et. seq.).

“Bankruptcy Law” shall mean Title 11, U.S. Code, or any similar Laws of any Jurisdiction for the relief of debtors, and “Bankruptcy” shall mean the commencement of any case or other action for relief under Bankruptcy Law.

“Benefit Plan” shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Obligor or any ERISA Affiliate is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Business Day” shall mean any day of the year, other than Saturday or Sunday, on which dealings in United States Dollars are carried on in the London interbank market and banks open for business in Birmingham, Alabama are not required or authorized to close.

“Capital Expenditures” shall mean the sum of (i) all expenditures made by a Person, directly or indirectly for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that should be, in accordance with Generally Accepted Accounting Principles, reflected as additions to property, plant or equipment on a balance sheet of such Person or which have a useful life of more than one year plus (ii) the aggregate principal amount of all Indebtedness (including Capitalized Leases) assumed or incurred in connection with any such expenditures.

“Capitalized Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with Generally Accepted Accounting Principles.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. §§ 9601 et seq.

“Change in Control” shall mean a change in the Equity Interests or Voting Power of the Company after the date of this Agreement so that, after the change, any Person and such Person’s Affiliates (other than Michael Tennenbaum and Mass Mutual Life Insurance Company)

own collectively more than twenty percent (20.0%) of the outstanding Equity Interests or Voting Power of the Company or a sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole.

“Claim” shall mean any claim or demand, by any Person, of whatsoever kind or nature for any alleged liabilities and costs, whether based in permit, ordinance or regulation, common law or otherwise.

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all of the assets and property covered by the terms “Collateral” and/or “Mortgaged Property” in the Security Documents.

“Collateral Agency Agreement” shall mean the Collateral Agency Agreement, by and among the Purchaser, the Company and Collateral Agent, dated as of the date hereof.

“Collateral Agent” shall mean Wachovia Bank, National Association, as collateral agent for the Holders pursuant to the Collateral Agency Agreement, and its successors and assigns in such capacity.

“Collateral Report” shall have the meaning set forth in the Senior Credit Facility.

“Company’s Interest” shall mean all right, title and interest of the Company or its Subsidiaries of whatever kind, nature or description.

“Compass” shall mean Compass Bank, an Alabama banking corporation.

“Compliance Certificate” shall mean a fully completed and duly executed certificate delivered by the Company to the Purchaser in the form attached as Exhibit B hereto.

“Consolidated Basis” shall mean the consolidation of the assets, liabilities, income and losses, as applicable, of the Obligors, together with a separate statement of each of the foregoing for each Obligor whose assets, liabilities, income and losses are the subject of the consolidation.

“Copyrights” shall mean all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof, and the right to obtain all renewals thereof.

“Default” shall mean the occurrence of an event described in Section 12.01 hereof regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default.

“Default Costs” shall mean all Indemnified Losses incurred by any Holder by reason of a Default.

“Deposit Accounts” shall mean all bank accounts and other deposit accounts and lock boxes in the name of the Company or its Subsidiaries or established for the benefit of the Purchaser pursuant to the terms of any of the Note Purchase Documents.

“Depreciation Expense” shall mean the non-cash depreciation expense of the Company (determined on a Consolidated Basis) for the applicable period (to the extent included in the computation of Net Income (Loss)), according to Generally Accepted Accounting Principles.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Dothan Consent” shall have the meaning set forth in Section 9.18 of this Agreement.

“Dothan Lease” shall have the meaning set forth in Section 9.18 of this Agreement.

“Dothan Mortgage” shall have the meaning set forth in Section 9.18 of this Agreement.

“EBITDA” shall mean, for any applicable Person for any applicable period, the Net Income (Loss) of such Person for such period, plus (a) the sum of the following amounts of such Person for such period to the extent included in the determination of such Net Income (Loss), without duplication: (i) Depreciation Expense, (ii) Amortization Expense and other noncash charges, (iii) Interest Expense, (iv) Income Tax Expense, and (v) non-cash losses on asset sales for such Person; less (b) to the extent included in the determination of such Net Income (Loss), without duplication, interest income and Extraordinary Receipts (and other gains on asset sales not otherwise included in Extraordinary Receipts) for such Person.

“EBT” shall mean, for any applicable Person for any applicable period, Net Income (Loss) plus Income Tax Expense for such period to the extent included in the determination of such Net Income (Loss).

“Eligible Transferee” shall mean and include any “accredited investor” (as defined in Regulation D of the Securities Act).

“Embargoed Person” shall have the meaning set forth in Section 9.40(d).

“Employee Benefit Plan” shall mean all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a “single-employer plan,” as defined in Section 4001(a)(15) of ERISA, if any, the most recently prepared actuarial valuation therefor) and any other “employee benefit plans,” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of the Obligors or any of its Subsidiaries (provided that the foregoing shall apply in the case of any Multiemployer Plan, if any, only to the extent that any document described therein is in the possession of the Obligors or any Subsidiary of the Obligors.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages (including, without limitation, natural resources damages) pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment, or personal injury or property damage, due to the presence of Hazardous Materials.

“Environmental Laws” shall mean all Laws of any Jurisdiction regulating, monitoring, imposing liability, standards of conduct or reporting and relating to the indoor or outdoor environment, industrial hygiene, public or worker health and safety, natural resources, pollution, waste management, or the handling, generation, release or storage of Hazardous Materials, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act (“RCRA”), as amended (42 U.S.C. Sections 6901, et seq.), the Clean Water Act, as amended (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.).

“Equity Agreements” shall mean any and all agreements of whatever kind to which any Obligor is a party and relating to the Equity Interests of any Obligor.

“Equity Interests” shall mean any and all ownership or other equitable interests in the applicable Person, including any interest represented by any capital stock, membership interest, partnership interest, or similar interest, but specifically excluding any interest of any Person solely as a creditor of the applicable Person.

“Equity Owner” shall mean any Person owning an Equity Interest.

“Equity Owners’ Equity” shall mean, at any time, the sum of the following accounts set forth in a balance sheet of the Company, adjusted to U.S. Dollars by shall mean of applicable foreign currency exchange rates and prepared in accordance with Generally Accepted Accounting Principles consistently applied:

(a) The par or stated value of all outstanding Equity Interests;

(b) Capital surplus; and

(c) Retained earnings.

“ERISA” shall mean the Federal Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations and published interpretations thereof.

“ERISA Affiliate” shall mean any Person that would be deemed to be under “common control” with, or a member of the same “controlled group” as, the Obligors or any of its subsidiaries, within the meaning of the Code (as applicable to Plans) or ERISA.

“ERISA Event” shall mean any of the following with respect to a Plan: (i) a Reportable Event, (ii) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Plan that results in liability under ERISA, or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to ERISA or that it intends to terminate or has terminated under ERISA, (iii) the distribution by the Company or any ERISA Affiliate under ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Company or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Company or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Company or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which the Company or any of its ERISA Affiliates may be directly or indirectly liable, or (ix) the adoption of an amendment to any Plan that, pursuant to the Code or ERISA, would result in the loss of a tax-exempt status of the trust of which such Plan is a part of, and the Company or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of ERISA.

“Event of Default” shall mean the occurrence of an event described in Section 12.01 hereof provided that there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default under Section 12.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Existing Indebtedness” shall mean the Indebtedness of the Obligors listed on Schedule 1.01 attached hereto.

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person not in the Ordinary Course of Business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments.

“Financial Statements” shall mean the Most Recent Financial Statements and the income statements, balance sheets and other Financial Statements required to be delivered by the Company in accordance with this Agreement.

“Financing Statements” shall mean the UCC-1 financing statements (including any amendments and continuations) and UCC-3 financing statements required hereunder or under any other Security Document.

“Fiscal Year” shall mean a twelve-month period of time commencing on the first day of January.

“Fiscal Year-End” shall mean the end of each Fiscal Year.

“Fixed Charge Coverage Ratio” shall mean, for any applicable Person for any applicable period, the ratio of (a) the Operating Income of such Person less Capital Expenditures during such period, to (b) the Fixed Charges incurred by such Person.

“Fixed Charges” shall mean, for any applicable Person for any applicable period, the sum of (without duplication) (a) Interest Expense and Lease Expense for such period; plus (b) regularly scheduled principal payments on Indebtedness of such Person during such period, including, without limitation, the principal component of all payments made in respect of capitalized lease obligations, but excluding any scheduled balloon, bullet or similar principal payment which repays such Indebtedness in full; plus (c) all payments made in respect of any Unfunded Pension Liability (whether or not included in the determination of Net Income (Loss) of such Person).

“Funded Debt” shall mean, for any applicable Person as of an applicable date, all Indebtedness of such Person, other than Indebtedness that is accounts payable, accrued expenses or other current liabilities not incurred through the borrowing of money (provided that Funded Debt shall include all Unfunded Pension Liability).

“Generally Accepted Accounting Principles” shall mean generally accepted principles of accounting in effect from time to time in the United States applied in a manner consistent with those used in preparing such Financial Statements as have heretofore been furnished to the Purchaser by the applicable Person; provided, that any change in generally accepted principles of accounting that would affect the method of calculation of covenants, standards or terms used herein shall only be given effect to the extent set forth in Section 11.03 hereof.

“Governing Body” shall mean the board of directors of a Person (or any Person or group of Persons exercising similar authority).

“Governmental Approvals” shall mean all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.

“Governmental Authority” shall mean any nation or government and any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining thereto, which has or asserts jurisdiction over the Purchaser, any Holder, the Company or any Subsidiary of the Company, or any property of any of them.

“Guarantee” shall mean the guarantee by the Guarantors pursuant to Section 14 hereof.

“Guaranteed Obligations” shall have the meaning set forth in Section 14.01(a).

“Guarantor” shall have the meaning set forth in the first paragraph hereof.

“Hazardous Materials” shall mean all or any of the following: (a) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Law, including any so defined, listed, regulated or classified as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (b) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (f) radon; or (g) urea formaldehyde.

“Holder” shall mean the Purchaser and, to the extent that the Purchaser transfers all or any portion of the Note, each Person in whose name a Note is registered in the register maintained by the Company pursuant to Section 15.14.

“Holders’ Lien” shall mean the Lien granted to the Holders by the Company pursuant to this Agreement and the other Security Documents.

“Improvements” shall mean (a) with respect to any Mortgage, the “Improvements” as defined in such Mortgage, and (b) with respect to all Mortgages, all of the “Improvements” as defined in each of the Mortgages.

“Income Tax Expense” shall mean the income tax expense of the Company and its Subsidiaries for the applicable period (to the extent included in the computation of Net Income (Loss)), determined in accordance with Generally Accepted Accounting Principles.

“Indebtedness” of any Person shall mean all items of indebtedness, obligation or liability of such Person, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(a) All indebtedness of such Person guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the Ordinary Course of Business) or discounted with recourse;

(b) All indebtedness of such Person for borrowed money or for the deferred purchase price of property;

(c) All reimbursement and other obligations of such Person with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured;

(d) All obligations of such Person evidenced by notes, bonds, debentures or similar instruments;

(e) All indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the remedies of the seller or lender under such agreement are limited to repossession or sale of such property);

(f) All obligations of such Person under commodity purchase or option agreements or other commodity price hedging agreements, in each case whether contingent or matured;

(g) All obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured;

(h) All indebtedness of such Person in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:

(1) to purchase such indebtedness; or

(2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling such Person to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or

(3) to supply funds to or in any other manner invest in such Person;

(i) All indebtedness of such Person secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any Lien upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed;

(j) The portion of any capital lease that is required to be capitalized on the balance sheet of such Person in accordance with Generally Accepted Accounting Principles; and

(k) All indebtedness of such Person incurred as the lessee of goods or services under leases that, in accordance with Generally Accepted Accounting Principles, should not be reflected on the lessee’s balance sheet.

“Indemnified Holder” shall have the meaning set forth in Section 4.03 of this Agreement.

“Indemnified Losses” shall mean all damages, dues, penalties, fines, costs, amounts paid in settlement, taxes, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Intangible Assets” shall mean, for any applicable Person as of an applicable date, the total amount of all assets of such Person consisting of goodwill patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with Generally Accepted Accounting Principles.

“Intellectual Property Rights” shall mean, with respect to any Person, all rights, priorities and privileges of such Person relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including (A) Copyrights, (B) any written agreement naming such Person as licensor or licensee granting any right under any Copyright, including the grant of any right to copy, publicly perform, create derivative works, manufacture, distribute, exploit or sell materials derived from any Copyright, (C) Patents, (D) all agreements, whether written or oral, providing for the grant by or to such Person of any right to manufacture, use, import, sell or offer for sale any invention covered in whole or in part by a Patent, (E) Trademarks, (F) any agreement, whether written or oral, providing for the grant by or to such Person of any right to use any Trademark, (G) trade secrets, and (H) all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, advertising materials, slogans, and all goodwill associated with the foregoing.

“Intercreditor Agreement” shall mean the Intercreditor Agreement by and among the Obligors, Wachovia, and the Purchaser, dated as of the date hereof.

“Interest Expense” shall mean the interest expense of the Company (determined on a Consolidated Basis) for the applicable period (to the extent included in the computation of Net Income (Loss)), determined in accordance with Generally Accepted Accounting Principles.

“Interest Rate” shall have the meaning set forth in Section 1.

“Investment” shall mean any loan or advance to any Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities (including any Equity Interests) of any Person, any capital contribution to any Person or any other investment in any Person.

“Jurisdiction” shall mean each and every nation or any political subdivision thereof.

“Land” shall mean the “Land” as defined in any Mortgage.

“Laws” shall mean each and all laws, treaties, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority, or any court or similar entity established by any thereof, whether now in effect or hereafter enacted.

“Lease Expense” shall mean the lease expense of the Company with respect to operating leases for the applicable period (to the extent included in the computation of Net Income (Loss)), determined in accordance with Generally Accepted Accounting Principles (and specifically excluding any capitalized lease obligations).

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements and any other agreements (including, without limitation, all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lessor” shall have the meaning set forth in Section 9.18 of this Agreement.

“Liabilities” means all Indebtedness that, in accordance with Generally Accepted Accounting Principles, should be classified as liabilities on a balance sheet of a Person.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, easement, encumbrance, charge, security interest, lien, assignment or other preferential arrangement of any nature whatsoever, including any conditional sale agreement or other title retention agreement.

“Lockbox Accounts” shall mean the lockbox accounts established pursuant to Section 9.34(b) of this Agreement.

“Lockbox Agreement” shall have the meaning set forth in Section 9.34(b) of this Agreement.

“Lockbox Bank” shall have the meaning set forth in Section 9.34(b) of this Agreement.

“Long-Term Unfunded Pension Liability” shall mean, for any applicable Person as of an applicable date, any Unfunded Pension Liability with respect to which no payment is required to be made within one (1) year of the applicable date.

“Margin Stock” shall have the meaning set forth in Regulation U.

“Material Adverse Change” shall mean the occurrence of an event or circumstance giving rise to a Material Adverse Effect.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Obligor, (b) the rights and remedies of any Holder under any Note Purchase Document, (c) the Holders’ Lien on the Collateral or the priority of such Lien, or (d) the ability of any Obligor to perform its Obligations under any Note Purchase Document to which it is or is to be a party.

“Maturity Date” shall mean the earlier of (a) the first anniversary of the Closing Date and (b) the date on which amounts outstanding under the Senior Credit Facility become due and payable, whether at maturity, upon acceleration thereof or otherwise.

“Month-End” shall mean the last day of each calendar month during the term of this Agreement.

“Mortgaged Property” shall mean (a) with respect to any Mortgage, the “Mortgaged Property” as defined in such Mortgage, and (b) with respect to all Mortgages, all of the “Mortgaged Property” as defined in each of the Mortgages.

“Mortgaged Property Documents” shall mean (i) the Assigned Leases; (ii) any and all other agreements entered into by the Company with any Person relating to the Mortgaged Property; (iii) any and all Governmental Approvals with respect to the Mortgaged Property; and (iv) any and all operating, service, supply, and maintenance contracts with respect to the Mortgaged Property.

“Mortgages” shall mean (a) the Dothan Mortgage and (b) each other mortgage, deed of trust, leasehold mortgage, leasehold deed of trust and other real estate security document made or required to be made herein by Obligor, in each case in form and substance reasonably satisfactory to the Purchaser, and, in each case, including any and all further extensions, revisions, restatements, modifications or amendments at any time made thereto.

“Most Recent Financial Statements” shall mean (i) as of the Closing Date, the audited balance sheet and income statement of the Company dated as of December 31, 2004, as supplemented by the 10-Qs filed by the Company with the Securities and Exchange Commission for the Quarter-End of each of March 31, 2005, June 30, 2005 and September 30, 2005, and (ii) as of any other date of determination, the most recent audited balance sheet and income statement of the Company, as supplemented by all subsequent 10-Qs filed by the Company with the Securities and Exchange Commission.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by any Obligor, any Subsidiary of any Obligor or ERISA Affiliate or with respect to which any Obligor, any Subsidiary of any Obligor or ERISA Affiliate may incur any liability.

“Negotiable Collateral” shall mean letters of credit, Letter-of-Credit Rights, Instruments, promissory notes, drafts, documents, Chattel Paper (including electronic Chattel Paper and tangible Chattel Paper), certificates representing ownership of Equity Interests, and any and all Supporting Obligations in respect thereof.

“Net Income (Loss)” shall mean, for any applicable Person for any applicable period, the net income (loss) of such Person for such period as determined in accordance with Generally Accepted Accounting Principles.

“Non-Cash Stock Option Expense” shall mean, for any applicable Person for any applicable period, options to purchase shares of Pemco Aviation pursuant to the Pemco Aviation Group, Inc. Non-Qualified Stock Option Plan as amended and restated on May 14, 2003.

“Note Purchase Documents” shall mean this Agreement, the Notes, the Security Documents and any and all other agreements, documents and instruments of any kind executed or delivered in connection with, or evidencing, securing, guaranteeing or relating to, the Notes, whether heretofore, simultaneously herewith or hereafter delivered, together with any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing.

“Notes” shall have the meaning set forth in Section 1 of this Agreement.

“Obligations” shall mean the joint and several obligations (including obligations of performance) and liabilities of the Obligors to any Holder of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by any Holder from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by any agreement or instrument, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and in each case arising out of, incurred pursuant to and/or in connection with any Note Purchase Document, and any and all extensions and renewals of any of the same, including but not limited to the obligation:

(a) To pay the principal of and interest on the Notes in accordance with the respective terms thereof and/or hereof, including any and all extensions, modifications, and renewals thereof and substitutions therefor; and

(b) To pay, repay or reimburse the Holders for all amounts owing hereunder and/or under any of the other Note Purchase Documents;

including all Indemnified Losses and Default Costs, including interest and other amounts that, but for the filing of a petition in bankruptcy or other insolvency proceeding, would accrue on any of the foregoing such obligations, whether or not a claim is allowed against the bankrupt or insolvent party for such amounts in the related bankruptcy or insolvency proceeding.

“Obligors” shall have the meaning set forth in the first paragraph of this Agreement.

“Obligor’s Interest” shall mean all right, title and interest of any Obligor or its Subsidiaries of whatever kind, nature or description.

“Operating Income” shall mean, for any applicable Person for any applicable period, EBITDA of such Person for such period, less Income Tax Expense (to the extent included in the determination of Net Income (Loss) of such Person), plus Lease Expense (to the extent included in the determination of Net Income (Loss) of such Person), plus all payments accrued in respect of any Unfunded Pension Liability (to the extent included in the determination of Net Income (Loss) of such Person), plus Non-Cash Stock Option Expense (to the extent included in the determination of Net Income (Loss) of such Person).

“Ordinary Course of Business” shall mean an action taken by a Person only if:

(a) Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) Such action is not required to be authorized by the Governing Body of such Person; and

(c) Such action is similar in nature and magnitude to actions customarily taken, without any authorization by any Governing Body, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” shall mean (i) the articles of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the articles of organization and the operating agreement of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the foregoing.

“Patents” shall mean all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof and all rights to obtain any reissues or extensions of the foregoing.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pemco Air Services” shall mean Pemco Air Services System, Inc., a Delaware corporation.

“Pemco Aeroplex” shall mean Pemco Aeroplex, Inc., an Alabama corporation.

“Pemco Engineering” shall mean Pemco Aircraft Engineering Services, Inc., a Delaware corporation.

“Pemco Engineers” shall mean Pemco Engineers, Inc., a Delaware corporation.

“Pemco World” shall mean Pemco World Air Services, Inc., a Delaware corporation.

“Permitted Exceptions” shall mean (i) those exceptions contained in the SouthTrust Title Policy and (ii) the lien of the Wachovia Mortgage.

“Permitted Indebtedness” shall mean:

(a) The Obligations;

(b) The Existing Indebtedness;

(c) Indebtedness under the Senior Credit Facility in principal amount not to exceed $33,350,000;

(d) Indebtedness otherwise expressly permitted under the terms of this Agreement or any other Note Purchase Document, if any;

(e) Indebtedness incurred in the Company’s Ordinary Course of Business and not incurred through the borrowing of money, provided that such Indebtedness is either unsecured or is secured by a Permitted Lien;

(f) so long as no Default or Event of Default has occurred and is continuing at the time of incurrence, unsecured subordinated indebtedness in an amount not greater than $5,000,000; provided that (i) the maturity date of such subordinated indebtedness does not occur prior to the Maturity Date, (ii) no installment of principal or interest on such subordinated indebtedness is due prior to the Maturity Date, and (iii) the terms of subordination are satisfactory to the Required Holders; and

(g) Capitalized Leases, so long as the aggregate annual payments under all Capitalized Leases do not exceed $1,000,000.00.

“Permitted Investments” shall mean:

(a) Cash Equivalents if the Required Holders are satisfied in the Purchaser’s discretion that the same constitute part of the Collateral and that the Holders’ Lien is properly perfected with respect thereto;

(b) Purchases and acquisitions of inventory, supplies, materials and equipment in the Ordinary Course of Business;

(c) Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the Ordinary Course of Business or prepaid expenses incurred in the Ordinary Course of Business;

(d) Without duplication, Investments consisting of Permitted Indebtedness;

(e) Investments existing on the Closing Date and reflected in the Most Recent Financial Statements;

(f) Investments (other than Investments specified in clauses (a) through (e) above) in an aggregate amount that shall not exceed $100,000.00 for all such Investments from and after the Closing Date;

(g) Investments in any Equity Interest of the Company accomplished pursuant to a purchase, redemption or retirement of such Equity Interest not in violation of Section 11.12 of this Agreement or otherwise giving rise to a Default; and

(h) Any other Investments that may be approved in writing by the Required Holders from time to time;

provided, that if any of the foregoing Investments constitute intercompany loans between any the Obligors, such Investment shall only be a “Permitted Investment” if (a) at the time of making such Investment, no Default or Event of Default shall have occurred or be continuing, and (b) such intercompany loans shall be evidenced by a promissory note and delivered to the Purchaser to hold as Collateral.

“Permitted Liens” shall mean:

(a) The Holders’ Lien;

(b) The Lien pursuant to the Senior Credit Facility and the Wachovia Documents;

(c) Those Liens identified on the attached Schedule 1.02;

(d) The following Liens, if the granting of such Lien or the attachment of such Lien to the Collateral (i) does not otherwise constitute a Default under the terms of this Agreement, and (ii) does not give rise to a Material Adverse Change:

(1) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed, and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Generally Accepted Accounting Principles:

(2) Liens for taxes, assessments or charges due and payable and subject to interest or penalty;

(3) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens; and

(4) Adverse judgments on appeal, so long as such judgments are stayed pending appeal;

(e) Pledges or deposits made in the Ordinary Course of Business to secure payment of workmen’s compensation;

(f) Purchase money security interests granted in the Ordinary Course of Business to secure not more than one hundred percent (100%) of the purchase price of asset, so long as the Lien relating thereto only covers such purchased assets;

(g) Easements arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property which do not materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and

(h) Liens set forth in the Title Insurance Policies.

“Permitted Line of Business” shall mean aircraft maintenance and modification and related services for governmental and commercial aircraft, and the design and manufacture of proprietary aerospace products.

“Permitted Transfers of Collateral” shall mean transfers, leases or other dispositions of the Collateral on normal and ordinary terms and at normal prices in the Ordinary Course of Business.

“Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, court or Governmental Authority.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA (other than Multiemployer Plans and other than Foreign Pension Plans), which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company or one of its Subsidiaries or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Company or one of its Subsidiaries or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledged Entities” shall have the meaning set forth in Section 7.25 of this Agreement.

“Pledged Securities” shall have the meaning set forth in Section 7.25 of this Agreement.

“Prohibited Transaction” shall mean any transaction that is prohibited under section 4975 of the Code or ERISA section 406 and not exempt under section 4975 of the Code or ERISA section 408.

“Purchase Order” shall mean a valid and binding order for goods to be purchased from the Company, which order shall be evidenced by an executed purchase order of the respective purchaser.

“Purchase Price” shall have the meaning set forth in Section 2.01.

“Purchaser” shall have the meaning set forth in the first paragraph hereof.

“Put Notice” shall have the meaning set forth in Section 11.02.

“Quarter” shall mean a period of time of three consecutive calendar months.

“Quarter-End” shall mean the last day of each of March, June, September, and December.

“RCRA” shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. §§ 6901 et seq.

“Real Property” shall mean, collectively, all right, title and interest (including, without limitation, any Leases) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other use agreement, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Records” shall mean correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets and other containers in which any of the foregoing is stored or maintained.

“Recovery Event” shall mean, with respect to any property (including Real Property) of the Company or any Subsidiary, any loss of title with respect to Real Property or any theft, loss or destruction of or damage to, or any condemnation or other taking (including by any Governmental Authority) of, such property (including Real Property) for which the Company or any Subsidiary receives insurance proceeds or proceeds of a condemnation award or other compensation. “Recovery Event” shall include but not be limited to any taking of any Real Property of the Company or any Subsidiary or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of any Real Property of the Company or any Subsidiary or any part thereof, by any Governmental Authority, civil or military, but shall not include business interruption insurance.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Rents” shall mean all the rents, issues, and profits now due and which may hereafter become due under or by virtue of the Assigned Leases, together with all claims and rights to the payment of money at any time arising in connection with any rejection or breach of any of the Assigned Leases under Bankruptcy Law, including without limitation, all rights to recover damages arising out of such breach or rejection, all rights to charges payable by a tenant or trustee in respect of the leased premises following the entry of an order for relief under Bankruptcy Law in respect of a tenant and all rentals and charges outstanding under the Assigned Leases as of the date of entry of such order for relief.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the thirty (30)-day notice period is waived.

“Required Holders” shall mean the Holders of greater than 50% in aggregate principal amount of the Notes then outstanding.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority, including, without limitation, any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Schedule of Accounts” shall have the meaning set forth in Section 7.15 of this Agreement.

“Schedule of Inventory” shall have the meaning set forth in Section 7.15 of this Agreement.

“Secured Parties” shall mean the Collateral Agent and the Holders (including, without limitation, the Purchaser).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement among the Company, the Guarantors, the Purchaser and the Collateral Agent dated as of the date of this Agreement.

“Security Documents” shall mean all documents or instruments of any kind executed or delivered in connection with the Notes, whether delivered prior to, on, or after the Closing Date, wherein the Purchaser is granted a Lien on, upon or in the Company’s assets, and all documents and instruments executed and delivered in connection with any of the foregoing, together with any and all extensions, revisions, modifications, restatements or amendments at any time made to any of such documents or instruments, including but not limited to this Agreement, the Security Agreement, the Account Control Agreements, the Mortgages and the Financing Statements.

“Senior Credit Facility” shall mean the Credit Agreement by and among the Company, the Guarantors and Wachovia, dated as of December 16, 2002, as such agreement has been and may be amended from time to time in accordance with the terms hereof and the terms of the Intercreditor Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SouthTrust Title Policy” shall mean the title insurance policy issued by Chicago Title Insurance Company to SouthTrust Bank, dated January 2, 2003, Policy No. 72107-202741.

“Space Vector” shall mean Space Vector Corporation, a Delaware corporation.

“Subsidiary” shall mean, as to any Person (the “first person”), another Person (the “second person”) with respect to which more than fifty percent (50%) of the outstanding Equity Interests of such second person shall, at the time of determination, be owned by such first person, directly or indirectly, through one or more intermediaries.

“Tangible Property” shall mean all equipment, machinery, goods, furniture, furnishings, fixtures, supplies, tools, materials, vehicles, books, records, and other tangible personal property that are part of the Collateral.

“Taxes” shall have the meaning set forth in Section 4.03(a).

“Termination Event” shall mean (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan with respect to which notice has not been waived; (b) the withdrawal of any Obligor, any Subsidiary of any Obligor or any ERISA Affiliate from a Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination described in section 4041(c) of ERISA or the treatment of any amendment as a termination under section 4041(e) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (e) any event or condition (i) that might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of sections 4203 and 4205 of ERISA, of any Obligor, any Subsidiary of any Obligor or any ERISA Affiliate from a Multiemployer Plan which gives rise to withdrawal liability.

“Third Person” shall mean a Person not a party to this Agreement.

“Title Insurance Company” shall mean a title insurance company acceptable to the Purchaser in its discretion and authorized under applicable Law to issue the Title Insurance Policy.

“Title Insurance Policy” shall mean a standard ALTA form title insurance policy with respect to the Mortgaged Property and acceptable to the Purchaser in its discretion, dated as of the date of the recording of each Mortgage, and issued by the Title Insurance Company to the Purchaser upon the Mortgaged Property, subject only to those exceptions and matters of title acceptable to the Purchaser, in the Purchaser’s discretion.

“Trademarks” shall mean all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, brand names, labels, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, all registrations and recordings thereof and all applications in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, all common-law rights related thereto, and the right to obtain all renewals thereof.

“Transaction” shall mean, collectively, (i) the consummation of this Agreement, (ii) issuance of the Notes hereunder and (iii) the payment of fees and expenses owing in connection with the foregoing.

“Transaction Documents” shall mean this Agreement and any documents listed on Schedule 5.03(b).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Pension Liability” shall mean, with respect to any Plan or Multiemployer Plan of any applicable Person as of an applicable date, the excess of its benefit liabilities under ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under the Code for the applicable plan year.

“Unfunded Pension Liability Adjustment” shall mean the amount by which the balance sheet of the Company is affected on account of the Company’s Unfunded Pension Liability arising under the Company’s Defined Benefit Pension Plan, including balance sheet entries for long-term pension benefit liability, comprehensive loss, intangible pension asset, and deferred tax.

“United States” and “U.S.” shall each mean the United States of America.

“Voting Power” shall mean, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.

“Wachovia” shall mean Wachovia Bank, National Association, a national banking association, and its successors and assigns.

“Wachovia Documents” shall mean any documents entered into between or among Wachovia and any of the Obligors in connection with the Senior Credit Facility.

“Wachovia Mortgage” shall mean the Leasehold Mortgage by and among Wachovia, the Company and SouthTrust Bank executed in connection with the Senior Credit Facility.

“Wachovia Swap Documents” shall mean any Swap Documents entered into between or among the Company and Wachovia, in form and substance satisfactory to the Purchaser.

“Without Notice” shall mean without demand of performance or other demand, advertisement, or notice of any kind to or upon the applicable Person, except as may be required under applicable Laws or by express provision of any Note Purchase Document.

Section 14. Guarantees

14.01 The Guarantee. The Guarantors hereby jointly and severally guarantee as a primary obligor and not as a surety to the Secured Party the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Laws after any bankruptcy or insolvency petition under the Bankruptcy Laws) on the

Notes held by the Holders of, the Company, and all other Obligations from time to time owing to the Holders by the Company, under this Agreement and under the Notes and by any Obligor under any of the other Transaction Documents, and all Obligations of the Obligors to the Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Company shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

14.02 Obligations Unconditional. The obligations of the Guarantors under Section 14.01 are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under this Agreement, the Notes or any other Transaction Document or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, the Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected or shall fail to have the priority contemplated by the Security Documents; or

(e) the release of any other Guarantor.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Holders or Affiliate thereof exhaust any right, power or remedy or proceed against the Company under this

Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Secured Party or Affiliate thereof or the Holders upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between the Company and the Holders or Affiliate thereof shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Holders or Affiliate thereof, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Holders or Affiliate thereof or any other Person at any time of any right or remedy against the Company or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Secured Party, and its successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

14.03 Reinstatement. The obligations of the Guarantors under this Section 14 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantors jointly and severally agree that they will indemnify the Holders or Affiliate thereof on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Holders or Affiliate thereof in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence or bad faith of such Person.

14.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 14.01, whether by subrogation or otherwise, against the Company or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any indebtedness of the Company or any other Guarantor now or hereafter owing to any Guarantor by reason of any payment by such Guarantor under the Guarantee in this Section 14 is hereby subordinated to the prior indefeasible payment in full in cash of the Guaranteed Obligations. Each Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to such Guarantor until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, any Guarantor shall prior to the indefeasible payment in full in cash of the

Guaranteed Obligations collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Holders and be paid over to Holders on account of the Guaranteed Obligations without affecting in any manner the liability of such Guarantor under the other provisions of the guarantee contained herein.

14.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Holders, the obligations of the Company under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Section 12 (and shall be deemed to have become automatically due and payable in the circumstances provided in Sections 12.01(p), (q) and (r)) for purposes of Section 14.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Guarantors for purposes of Section 13.01.

14.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 14 constitutes an instrument for the payment of money, and consents and agrees that the Holders, at their sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion action under New York CPLR Section 3213.

14.07 Continuing Guarantee. The guarantee in this Section 14 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

14.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 13.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, the Holders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 15. Miscellaneous.

15.01 Payment of Expenses, Etc. The Company shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Purchaser (including, without limitation, the reasonable fees and disbursements of Milbank, Tweed, Hadley & McCloy LLP and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Transaction Documents and the documents and instruments referred to herein and therein, (ii) pay for all reasonable out-of-pocket expenses incurred by the Holders in connection with any amendment, waiver or consent relating hereto or thereto (whether or not such amendment, waiver or consent shall become effective), and, after an Event of Default, reimburse the Holders in connection with the enforcement of this Agreement and the other Transaction Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for the Holders); (iii) pay and hold the Holders harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and save the Holders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Holders) to pay such taxes; and (iv) indemnify the Holders, and their respective officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Holder is a party thereto) related to the entering into and/or performance of this Agreement or any other Transaction Document or the use of any proceeds of any Notes hereunder or the consummation of any transactions contemplated herein (including, without limitation, the Transaction), or in any other Transaction Document, or (b) the exercise of any of their rights or remedies provided herein or in the other Transaction Documents, or (c) the actual or alleged presence or Release of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property or at or emanating from any facility or equipment owned or at any time operated by the Company or any of its Subsidiaries, the generation, storage, transportation, handling, disposal or Release of Hazardous Materials by any Obligor at any location, whether or not owned or operated by the Company or any of its Subsidiaries, the noncompliance by any Obligor or of any Real Property owned or operated by any Obligor with Environmental Laws, or any Environmental Claim asserted against the Company, any of its Subsidiaries or any Real Property owned or at any time operated by the Company or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Holders set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

15.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Holder is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Guarantor or the Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Holders (including, without limitation, by branches and agencies of such Holder wherever located) to or for the credit or the account of the Company or any

Guarantor but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of the Company or such Guarantor, as applicable, to the Holders under this Agreement or under any of the other Transaction Documents and all other claims of any nature or description arising out of or connected with this Agreement or any other Transaction Document, irrespective of whether or not the Holders shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

15.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, telegraphic, telex, telecopier or cable communication) and mailed, telexed, telecopied, cabled or delivered: if to the Company, at the its address specified below its signature below; if to a Purchaser, at its address specified below its signature below; or, as to any Holder, at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telexed, telecopied or sent by overnight courier, be effective when deposited in the mails or delivered to the overnight courier, prepaid and properly addressed for delivery on such or the next Business Day, or sent by telex or telecopier, except that notices and communications to the Purchaser or any Obligor shall not be effective until received by the Purchaser or such Obligor, as the case may be.

15.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that no Obligor may assign or transfer any of its rights, obligations or interest hereunder or under any other Transaction Document without the prior written consent of the Required Holders.

(a) Any Holder may (x) assign all or a portion of its Notes to (i) its parent Company and/or any affiliate of such Holder which is at least 50% owned by such Holder or its parent Company, (ii) in the case of any Holder that is a fund that invests in loans and notes, any other fund that invests in loans and notes and is managed or advised by the same investment advisor of such Holder or by an Affiliate of such investment advisor, (iii) one or more Holders, or (iv) one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Holder by execution of an assignment and assumption agreement; provided that new Notes will be issued, at the Company’s expense, to such new Holder and to the assigning Holder upon the request of such new Holder or assigning Holder.

15.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the holder of any Note in exercising any right, power or privilege hereunder or under any other Transaction Document and no course of dealing between the Company or any other Obligor and the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Transaction Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Transaction Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the holder of any Note would otherwise have. No notice to or demand on any Obligor in any case shall entitle any Obligor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the holder of any Note to any other or further action in any circumstances without notice or demand.

15.06 Calculations; Computations.

(a) The Financial Statements to be furnished to the Holders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Company to such Holders).

(a) All computations of interest on Notes and any other Obligations hereunder shall be made on the basis of a 360-day year composed of twelve (12) thirty (30)-day months and the actual number of days elapsed.

15.07 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER NOTE PURCHASE DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER NOTE PURCHASE DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OBLIGOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OBLIGOR HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OBLIGOR AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN THE STATE OF NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE AGENT UNDER THIS AGREEMENT. EACH OBLIGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY OBLIGOR AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS UNDER THIS AGREEMENT, THE HOLDER OF

ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OBLIGOR IN ANY OTHER JURISDICTION.

(b) EACH OBLIGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER NOTE PURCHASE DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.08 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Purchaser.

15.09 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

15.10 Amendment or Waiver; Etc. Neither this Agreement nor any other Transaction Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Company party thereto and the Required Holders.

15.11 Survival. All indemnities set forth herein including, without limitation, in Section 14.01 shall survive the execution, delivery and termination of this Agreement and the Notes.

15.12 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 15.12, each Holder agrees that it will use its best efforts not to disclose without the prior consent of the Company (other than to its employees, auditors, advisors or counsel) any information with respect to the Company or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Transaction Document, provided that each Holder may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 15.12(a) by such Holder, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Holder or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Holder, (e) to the national association of insurance commissioners or any similar organization or any nationally recognized rating agency that requires access to information about the Holder’s investment portfolio in connection with the ratings issued with respect to such Holder, and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or any interest therein by any Holder or any other direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisors; provided that such prospective transferee or contractual counterparty agrees to be bound by the confidentiality provisions contained in this Section 15.12.

Notwithstanding the foregoing, the Purchaser and the Company (and each of their respective officers, directors, employees, accountants, attorneys and other advisors, agents and representatives) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such person relating to such tax treatment or tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws, and except that, with respect to any document or similar item that in either case contains information concerning the U.S. tax treatment or U.S. tax structure of such transactions as well as other information, this paragraph shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure. The Purchaser agrees to make commercially reasonable efforts, if to do so would not, in the opinion of counsel to the Purchaser, violate any law or regulation applicable to the Purchaser, to provide notice to the Company at least five days prior to disclosing Financial Statements of the Company and other financial information of the Company pursuant to this paragraph in order that the Company may take such action as they deem appropriate to prevent such disclosure.

(b) The Company hereby acknowledges and agrees that any Holder may share with any of its affiliates any information related to the Company or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Company and its Subsidiaries, provided such Persons shall be subject to the provisions of this Section 15.12 to the same extent as the Purchaser).

15.13 Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers or partial transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Upon surrender for registration of transfer or exchange of a Note at the principal offices of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of denominations of at least $100,000 (except as may be necessary to reflect any principal amount not evenly divisible by $100,000) of a like aggregate principal amount, registered in the name of the Holder or a transferee or transferees. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

COMPANY:

PEMCO AVIATION GROUP, INC., as the Company

By:	/s/ John R. Lee
Name:	John R. Lee
Title:	Chief Financial Officer

Address for Notices:

1943 50TH Street North
Birmingham, AL 35212
Attention: Mr. John Lee

GUARANTORS:

PEMCO AEROPLEX, INC., as a Guarantor

By:	/s/ John R. Lee
Name:	John R. Lee
Title:	Chief Financial Officer

Address for Notices:

1943 50th Street North
Birmingham, AL 35212
Attention: Mr. John Lee
Facsimile: (205) 592-0195

PEMCO ENGINEERS, INC., as a Subsidiary Guarantor

By:	/s/ John R. Lee
Name:	John R. Lee
Title:	Chief Financial Officer

Address for Notices:

1943 50th Street North
Birmingham, AL 35212
Attention: Mr. John Lee
Facsimile: (205) 592-0195

PEMCO WORLD AIR SERVICES, INC., as a Guarantor

By:	/s/ John R. Lee
Name:	John R. Lee
Title:	Chief Financial Officer

Address for Notices:

1943 50th Street North
Birmingham, AL 35212
Attention: Mr. John Lee
Facsimile: (205) 592-0195

SPACE VECTOR CORPORATION, as a Guarantor

By:	/s/ John R. Lee
Name:	John R. Lee
Title:	Chief Financial Officer

Address for Notices:

1943 50th Street North
Birmingham, AL 35212
Attention: Mr. John Lee
Facsimile: (205) 592-0195

THE PURCHASER:

SILVER CANYON SERVICES, INC., as Purchaser

By:	/s/ Richard N. Merkin
Name:	Richard N. Merkin
Title:	President

Address for Notices:

3115 Ocean Front Walk
Marina Del Rey, California 90292
Attention: Richard N. Merkin
Facsimile: (310) 306-8362

EXHIBIT A

FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

PEMCO AVIATION GROUP, INC.

SENIOR SECURED NOTE DUE 2007

$[ ]	Issue Date: February 15, 2006

For value received, the undersigned, PEMCO AVIATION GROUP, INC., a Delaware corporation (the “Company”, which term includes any successor corporation under the Purchase Agreement hereinafter referred to), hereby promises to pay to the order of [HOLDER], a [            ], or its registered assigns (the “Holder”), the principal sum of $[            ] on the earlier of (a) the first anniversary of the Closing Date and (b) the date on which amounts outstanding under the Senior Credit Facility become due and payable, whether at maturity, upon acceleration thereof or otherwise (the “Maturity Date”) and to pay interest thereon from time to time as provided herein.

1. This Note is one of a duly authorized issue of notes of the Company designated as its Senior Secured Notes due 2007 (herein called the “Notes”), issued in the aggregate principal amount limited to $5,000,000 pursuant to the Purchase Agreement dated as of February 15, 2006 (the “Purchase Agreement”) by and among the Company, the Guarantors party thereto and the Purchaser party thereto, and is entitled to the benefits thereof and to the exercise of the remedies provided thereby or otherwise available in respect thereof. Capitalized terms used herein without definition have the meanings assigned thereto in the Purchase Agreement.

2.

(a) The Company promises to pay interest (“Interest”) on the principal amount of this Note at the rate of 15.0% per annum (the “Interest Rate”). Interest on this Note shall accrue from and including the date of issuance through and until repayment of the principal amount of this Note and payment of all Interest in full, and shall be computed on the basis of a 360-day year composed of twelve (12) thirty (30)-day months and the actual number of days elapsed. Interest shall be payable in cash quarterly in arrears on each January 1, March 1, June 1 and September 1 that the Notes are outstanding or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable, an “Interest Payment Date”), beginning on March 1, 2006, by wire transfer of immediately available funds to an account at a bank designated in writing by the Holder on reasonable notice. In the absence of any such written designation, any such Interest payment shall be deemed made on the date a check for good funds in the applicable amount payable to the order of Holder is received by the Holder at its last address as reflected in the Company’s Note Register (as defined in Section 10 hereof); if no such address appears, then to such Holder in care of the last address in such note register of any predecessor holder of this Note (or its predecessor).

(b) Notwithstanding the foregoing provisions of this Section 2, but subject to applicable law, any overdue principal of, overdue Interest on and any other overdue amounts payable under this Note shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment at a rate equal to the sum of (i) the Interest Rate and (ii) an additional two percent (2.0%) per annum. Subject to applicable law, any interest that shall accrue on overdue interest on this Note as provided in the preceding sentence and shall not have been paid in full in cash on or before the next Interest Payment Date to occur after the date on which the overdue interest became due and payable shall itself be deemed to be overdue interest on this Note to which the preceding sentence shall apply.

(c) In addition, subject to applicable law, with respect to any acceleration of this Note pursuant to Section 12 of the Purchase Agreement prior to the date that is nine (9) months following the Closing Date, any principal amount owing under this Note at any time that an Event of Default under the Purchase Agreement has occurred and is continuing shall bear interest, payable on demand in immediately available funds, for each day commencing on the occurrence of such Event of Default, at a rate equal to the sum of (i) the Interest Rate and (ii) an additional two percent (2.0%) per annum, calculated from the date of such payment upon acceleration to the date that is nine (9) months following the Closing Date.

(d) In the event that any interest rate(s) provided for in this Section 2 shall be determined to be unlawful, such interest rate(s) shall be computed at the highest rate permitted by applicable law. Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to the Company.

3. The Notes are subject to redemption upon not less than 30 nor more than 60 days notice at any time, as a whole or in part, at the election of the Company, at 100% of the principal amount of the Notes being redeemed, together with Interest accrued and unpaid thereon to the date fixed for such redemption, as provided in the Purchase Agreement; provided, however, that in the case of each redemption of less than all of the outstanding Notes, the Notes shall be redeemed pro rata among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption, with adjustments, to the extent practicable, to compensate for any prior redemptions not made exactly in such proportion.

4. All redemption payments shall include payment of accrued Interest on the principal amount of this Note so prepaid and shall be applied first to all costs, expenses and indemnities payable under the Purchase Agreement, then to payment of default interest, if any, then to payment of the Interest and the Prepayment Fee, and thereafter to principal.

5. In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof shall be issue in the name of the Holder hereof upon cancellation hereof.

6. If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared to be due and payable in the manner and with the effect provided in the Purchase Agreement. This Note is entitled to the benefits of certain guarantees set forth in the Purchase Agreement (the “Guaranties”) made in favor of the Holders of the Notes by the Guarantors. Reference is hereby made to the Purchase Agreement for a statement of the respective rights, limitation of rights, duties and obligations thereunder of the Guarantors and Holders of the Notes.

7. The Notes are secured by a pledge of substantially all of the assets and properties of the Company and the Guaranties are secured by the pledge of substantially all of the assets and properties of each Guarantor, as set forth in the Purchase Agreement. Pursuant to the Intercreditor Agreement, the security interests securing the indebtedness evidenced by the Notes are contractually subordinate to the prior payment in full of amounts outstanding under the Senior Credit Facility.

8. This Note may be transferred, pledged or assigned, in whole or in part, by the Holder at any time, in accordance with the provisions of the Purchase Agreement. The Purchase Agreement also contains provisions permitting the Required Holders, on behalf of the Holders of all the Notes, to waive compliance by the Company or the Guarantors with certain provisions of the Purchase Agreement and certain past defaults under the Purchase Agreement and their consequences. Any such consent or waiver by or on behalf of the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in the exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

9. No reference herein to the Purchase Agreement and no provision of this Note or of the Purchase Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin and currency, herein prescribed.

10. The Company shall maintain a register (the “Note Register”) in its principal offices for the purpose of registering the Notes and any transfer or partial transfer thereof, which register shall as set forth in the Purchase Agreement reflect and identify the ownership of record of any interest in this Note. Upon surrender for registration of transfer or exchange of this Note at the principal offices of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor of a like aggregate principal amount, registered in the name of the Holder or a transferee or transferees. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed by the Holder of such Note or such Holder’s attorney duly authorized in writing. Prior to and at the time of due presentment of this Note for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and the Company shall not be affected by notice to the contrary.

11. The term “Holder” as used herein shall also include any transferee of this Note whose name has been recorded by the Company in the Note Register. Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

12. On receipt by the Company of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Company, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor. If required by the Company, such Holder must provide indemnity sufficient in the reasonable judgment of the Company to protect the Company from any loss which they may suffer if a lost, stolen or destroyed Note is replaced.

13. All notices, demands and other communications provided for or permitted hereunder shall be made in accordance with Section 15.03 of the Purchase Agreement.

14. This Note shall be governed by, construed in accordance with, and enforced under, the laws of the state of New York applicable to agreements or instruments entered into and performed entirely within such state.

PEMCO AVIATION GROUP, INC.

By:
Name: Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

FOR THE PERIOD ENDING

To:	Silver Canyon Services, Inc., as Purchaser 3115 Ocean Front Walk Marina Del Rey, California 90292 Attention: Richard N. Merkin

Pursuant to that certain Note Purchase Agreement, dated as of February 15, 2006 (as amended, restated, supplemented and otherwise modified from time to time, the “Purchase Agreement”) among PEMCO AVIATION GROUP, INC., a Delaware corporation (the “Company”), PEMCO AEROPLEX, INC., an Alabama corporation, PEMCO ENGINEERS, INC., a Delaware corporation, PEMCO WORLD AIR SERVICES, INC., a Delaware corporation, SPACE VECTOR CORPORATION, a Delaware corporation (the “Guarantors”, and, together with the Company, the “Obligors”), and SILVER CANYON SERVICES, INC., a Nevada corporation, as Purchaser (the “Purchaser”), the undersigned submits this Compliance Certificate and certifies that the covenants and financial tests described in the Purchase Agreement are as follows:

I.	Financial Statements and Reports

Compliance (Please Indicate)

A.	Annual CPA audited, Fiscal Year-End financial statements within 90 days after each Fiscal Year-End	Yes	No

B.	Quarterly unaudited financial statements within 45 days after each Quarter-End	Yes	No

C.	A Collateral Report delivered no later than as required under the Senior Credit Facility	Yes	No

D.	Copies of all reports, proxy statements, and financial statements that the Company sends or makes available to its Equity Owners promptly after sending, making available or filing	Yes	No

E.	Copies of all registration statements and reports that the Company files with the Securities and Exchange Commission (or any other similar Governmental Authority) promptly after sending, making available or filing	Yes	No

F.	Written notice specifying the nature of any material change to, or any material default under, any Assigned Agreement, Assigned Lease or any other contract which is material to the operation of the Company’s business and describing the anticipated effect thereof, promptly upon any officer of any Obligor becoming aware of such change or default	Yes	No

G.	Written notice of any action, suit, investigation, litigation or proceeding affecting any Obligor commenced or threatened before any court, governmental agency or arbitrator that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) alleges criminal misconduct by Obligor or any director, officer, agent or representative of Obligor, or (iv) could reasonably be expected to give rise to a Material Adverse Effect, promptly upon any officer of any Obligor becoming aware of such change or default	Yes	No

II.	Fixed Charge Coverage Ratio

Beginning December 31, 2006, a minimum of 1.0 to 1.0 required.

Numerator (Operating Income):
EBITDA	$	______________
Less: Income Tax Expense[1]	$	______________
Plus: Lease Expense[2]	$	______________
All payments on Unfunded Pension Liability[3]	$	______________
Non-cash Stock Option Expense[4]	$	______________
Less: Capital Expenditures	$	______________
TOTAL:	$	______________

Denominator (Fixed Charges):
Regularly Scheduled Debt Payments[5]	$	______________
Plus: Interest Expense	$	______________
Lease Expense[6]	$	______________
All payments on Unfunded Pension Liability[7]	$	______________
TOTAL:	$	______________

[1]	To the extent included in the determination of Net Income (Loss) for such Person.

[2]	Id.

[3]	Id.

[4]	Id.

[5]	Including payments in respect of Capitalized Lease Obligations but excluding any scheduled payment which repays such Indebtedness in full.

[6]	Including payments in respect of Capitalized Lease Obligations but excluding any scheduled payment which repays such Indebtedness in full.

[7]	Whether or not included in the determination of Net Income (Loss) for such Person.

$ divided by	$	=	________	Yes	No
Numerator	Denominator		Ratio

III.	Adjusted Tangible Net Worth

Beginning March 31, 2006, minimum of (i) Adjusted Tangible Net Worth as of December 31, 2005 plus (ii) $5,000,000.00, less (iii) $1,000,000.00, plus (iv) 60% of the Net Income as of each Quarter-End.

Actual Adjusted Tangible Net Worth for this reporting period equals $	Yes	No

Actual Adjusted Tangible Net Worth:

Adjusted Tangible Net Worth as of December 31, 2005	$	____________
Plus:		$5,000,000.00
Less:		$1,000,000.00
Plus: 60% of Net Income as of Quarter-End	$	____________
TOTAL:	$	____________

IV.	Adjusted Liabilities to Adjusted Tangible Net Worth

Maximum of 2.5 to 1.0 allowed.

As of the month ending

$ /$		=	________	Yes	No
Adjusted Liabilities	Adjusted TNW		Ratio

V.	EBT

A minimum of $1,000,000 required for the six-month period ending June 30, 2006.

A minimum of $3,750,000 for the nine-month period ending September 30, 2006.

EBT through the end of this reporting period equals	$	Yes	No

EBT
Net Income (Loss)	$
Plus: Income Tax Expense[8]	$
TOTAL:	$

[8]	To the extent included in the determination of such Net Income (Loss).

A. The undersigned represent and warrant to the Purchaser that the undersigned have individually reviewed the provisions of the Purchase Agreement and that a review of the activities of the Company during the period covered by this Compliance Certificate has been made by or under the supervision of the undersigned with a view to determining whether the Company has kept, observed, performed and fulfilled all of its obligations under the Purchase Agreement.

B. The Obligors have observed and performed each and every undertaking contained in the Purchase Agreement, and no Default or Event of Default has occurred and is continuing.

C. That all information set forth in this Compliance Certificate is true, complete, and accurate.

Executed this                      day of                     , 20        .

PEMCO AVIATION GROUP, INC.

By:
Its:

PEMCO AEROPLEX, INC.

By:
Its:

PEMCO ENGINEERS, INC.

By:
Its:

PEMCO WORLD AIR SERVICES, INC.

By:
Its:

SPACE VECTOR CORPORATION

By:
Its:

Schedule 1.01 – Existing Indebtedness

Outstanding Debt

1.	Credit Agreement dated December 16, 2002 as amended between the Company and South Trust Bank and Compass Bank

(a) Revolving Loan up to $28,000,000, including Swingline up to $5,000,000	Current Balance: $23,260,000

(b) Term Loan up to $5,000,000	Current Balance: $1,833,333.36

(c) Treasury Stock Term Loan up to $5,000,000	Current Balance: $1,316,588.74

2.	Loan Agreement between Dothan-Houston County Airport Authority and Pemco Aviation Group, Inc. for $2,500,000

Current Balance: 2,140,000

Letters of Credit

1.	Letter of Credit between Pemco Aviation Group, Inc. and SouthTrust Bank dated November 26, 2002 for $2,500,000 Current Balance: $2,140,000

2.	Letter of Credit between Pemco Aviation Group, Inc. and SouthTrust Bank dated April 1, 2004 as amended April 1, 2005 in the amount of $1,235,000 (Workers Compensation)

Capital Leases

1.	Lease Agreement between Citicorp Leasing, Inc. & Pemco Aeroplex, Inc. dated April 21, 2004. Term 60 months at $415.61 per month. Current balance: $15,853.51

2.	Lease Agreement between Key Equipment Finance and Pemco Aeroplex, Inc. dated April 15, 2004 term 36 months. Current balance: $4,626.00

Operating Leases

Facility Leases

Property	Landlord/Lessee	Expiration/Option

Space Vector - 9223 Deering Ave, Chatsworth, CA	Northpark Industrial Center	11/30/2006/to extend one year

Space Vector - 9207 Deering Ave #B, Chatsworth, CA	Northpark Industrial Center	11/30/2006/to extend one year

Space Vector - 9174 Deering Ave, Chatsworth, CA	Northpark Industrial Center	5/31/2007/to extend one year

Space Vector-9200 Deering Ave, Chatsworth, CA	Northpark Industrial Center	7/1/2007/to extend one year

Pemco Aeroplex Bham - 1943 50th St. N., Birmingham, AL	Birmingham Airport Authority	9/30/2019

Pemco WAS - Dothan - 100 Pemco Dr., Dothan, AL	Dothan Houston County AA	12/3/2023 / 12/31/2033

Equipment

Leases

Birmingham

L04-02	Neopost Leasing	Advanced Office Prod	Mailing Equipment	06/11/04	06/10/09

L01-001	Advantage Fin Svcs	The Stewart Org.	34 Copiers	04/04/01	04/04/06

L01-001	Advantage Fin Svcs	The Stewart Org.	Canon IR2200 and IR400s	01/31/02	01/31/06

L01-001	Advantage Fin Svcs	The Stewart Org.	Konica 7130(2)	07/30/02	01/31/06

L01-001	Advantage Fin Svcs	The Stewart Org.	Canon IR2200(1)	12/03/02	04/04/06

L01-001	Advantage Fin Svcs	The Stewart Org.	Konica copiers at Dothan	02/27/02	02/27/06

L03-001	Ford Motor Credit	Jim Skinner Ford	2003 Expedition	01/28/03	01/27/06

L03-004	Ford Motor Credit	Town & Country Ford	2003 F-150	06/11/03	06/10/06

L03-004	Ford Motor Credit	Gilbert and Baker Ford	2003 F-150 for flightline	09/29/03	09/28/06

Dothan

L01-001	Advantage Fin Svcs	The Stewart Org.	Copy Machines	02/27/02	02/27/06

	Greater Bay		Mall machine	04/01/03	03/01/07

	Advantage Fin Svcs	The Stewart Org.	Copiers (2)	03/26/01	03/26/06

	Resun Leasing	Resun	Modular bldg	04/01/04	04/01/07

Space Vector

	Xerox		Xerox copy machine	10/15/02	10/15/07

	Avaya Financial		Telephone Equipment	01/16/05	01/15/06

Pemco Engineers

		XEROX	440 Workcenter Copier	05/01/02	04/30/07

		XEROX	425 Copier	12/23/03	12/22/08

Corporate

4125573-001	G E Capital	3 Snorkels/1 Genie Ind.	4 Boom Lifts-PWAS	11/01/01	10/31/06

4125573-002	G E Capital	Hyster	Forklift	11/01/01	10/31/06

3. Schedule 1.02 – Permitted Liens

None.

Schedule 1.03 – Approved Contracts

Current contracts with The Government of the United States of America

Current contracts with Northwest Airlines

Current contracts with Lockheed Martin Corporation

Current contracts with McDonnell Douglas Corporation, A Wholly Owned Subsidiary of the Boeing Company

Current contracts with The Boeing Company

Current contracts with Kellstrom Defense Aerospace, Inc.

Current contracts with MTC Technologies, Inc.

Current contracts with Malaysian Airline System Berhad

Current contracts with International Lease Finance Corporation

Current contracts with Officine Meccaniche Aeronautiche S.p.A.

Current contracts with Alaska Airlines.

Current contracts with Southwest Airlines Co.

Current contracts with L3 Communications Integrated Systems LP

Current contracts with Northrup Grumman

Current contracts with Taikoo (Xiamen) Aircraft Engineering Co. Ltd. and Taikoo (Shandong) Aircraft Engineering Co. Ltd.

Current contracts with Champion Air

Current contracts with Futura International Airways, S.A. and RPK Capital Management Group, LLC

New contracts with entities listed above on this Schedule 1.03 will be deemed automatically an Approved Contract if (i) the new contract is for similar services with reasonably similar terms and conditions, (ii) Borrower gives written notice to Agent that such contract is intended to be an Approved Contract, and (iii) Agent approves such contract as an Approved Contract (and as a condition of such approval, Agent may require, among other things, a copy of the new contract and financial information regarding the party to the contract to evidence that such party and such party’s creditworthiness are acceptable to Agent).

Schedule 5.03(b) – Transaction Documents

See attached.

Schedule 7.03 – Equity Agreements

Pemco Aviation – None, except as follows:

1.	Non-Qualified Stock Option Plan amended and restated May 14, 2003.

2.	Amended and Restated Employment Agreement between the Company and Ronald A. Aramini dated May 3, 2002.

3.	Executive Deferred Compensation Agreement between the Company and Ronald A. Aramini dated May 3, 2002.

4.	Amendment No. 1 to Amended and Restated Employment Agreement between the Company and Ronald A. Aramini dated May 13, 2003.

5.	First Amendment to Executive Deferred Compensation Agreement between the Company and Ronald A. Aramini dated May 16, 2003.

Pemco Aeroplex – None.

Pemco World – None.

Pemco Engineers – None.

Space Vector – None.

Schedule 7.04 – List of Correct Legal Names, I.D. Numbers, Names Used by the Company in

Last Six Years and Persons Acquired in Last Six Years

Correct Legal Name of Borrower	Organizational I.D. Number	Federal Employer Identification Number	Other Names Used by Borrower in Last Six (6) Years	Persons Whose Assets Were Acquired in Last Six (6) Years
Pemco Aviation Group, Inc.	California: C9520887 Alabama : N/A Delaware File #:3206673	84-0985295	Precision Standard, Inc.*	None.

Pemco Aeroplex, Inc.	Alabama: N/A	63-0916533	None	None.

Pemco Engineers, Inc.	California: C2237781 Delaware File #2202784:	63-1275178	Precision Standard Corp. (former name)	None.

Pemco World Air Services, Inc.	Alabama: N/A Delaware File #:3380712	63-1275213	None	None.

Space Vector Corporation	California: C128764 Delaware File #:2044753	22-2587844	None	None.

*	Pemco Aviation Group, Inc. is the surviving corporation of a merger with Precision Standard, Inc., a Colorado corporation

Schedule 7.05 – List of Supplemental Type Certificates

STC HOLDER	STC Holder’s Address	STC Number	Description
Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1048SO	Conversion of USAF Model T-29B into the civil Model 240-27 with deviations to TCDS A-793

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1097SO	Installation of two (2) double seats to increase passenger configuration from 44 to 48.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1248SO	Installation of single point seat belt and shoulder harness restraint systems for the pilot’s, co-pilot’s, forward observer’s and flight attendant’s seat assemblies.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1300SO	Installation of main cabin interior.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1428SO	Installation of 76 first class passenger seat interior

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1444SO	Installation of a cargo door, cargo interior, and 9G restraint net

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1489SO	Installation of 68 first class seat interior and related equipment

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1509SO	Installation of a cargo door.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1543SO	Installation of class “E” cargo compartment and 9g restraint barrier, a 170 passenger interior, and six passenger/cargo combinations

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1579SO	Installation of a ninety four (94) first class passenger seat interior.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1644SO	Installation of main landing gear down-lock indicator system.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1667SO	Installation of provisions for a ninth cargo pallet.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1716SO	Installation of main cabin interior.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1740SO	Installation of a class B combination cargo/passenger compartment.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1746SO	Manufacture and installation of pallet assemblies for a palletized seat system.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1863SO	Installation of Class E cargo compartment.
Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1896SO	Installation of a cargo door and associated class E cargo compartment.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1969SO	Installation of class E cargo compartment and 9.0g restraint bulkhead

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1970SO	Installation of aft cargo door

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA1971SO	Installation of a cargo handling system.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA2040SO	Installation of cabin window plugs.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA2200SO	Modification of floor panels and seat tracks.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA2447SO	Installation of a cargo loading system.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA2518SO	Installation of a forward and an aft coatroom.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA2522SO	Installation of a cargo loading system.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA2597SO	Installation of upper deck crew galley.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA2968SO	Modification of floor.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA2969SO	Installation of a cargo door.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA2970SO	Installation of a Class E cargo compartment and passenger interior configuration.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA2971SO	Installation of a cargo loading system.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA3128SO	Installation of passenger seats and galleys.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA3198SO	This modification will install Buderus Sell Galleys.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA3202SO	This modification will install Buderus Sell Galleys.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA3211SO	This modification will install Driessen Galleys.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA3246SO	Installation of interior cabin modification

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA3247SO	This modification will install Driessen Galleys.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA3262SO	This modification will install Driessen Galleys.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA3267SO	This modification will allow interior reconfiguration.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	SA781SO	Installation of a cargo loading door. (707-227)

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST00065AT	Installation of a Sundstrand Mark V ground proximity warning system with reactive windshear.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST00123AT	Passenger interior reconfiguration. (737-300 Series S/N 26284)

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST00146AT	Installation of a second HF radio system.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST00201ST	Reconfiguration of passenger interior.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST00371AT	Passenger interior reconfiguration.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST00379AT	Installation of passenger interior configuration.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST00497AT	Installation of passenger interior configuration.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST00604AT	Approval of maximum zero fuel weight increase. (737-200 Series S/N’s 20549, 22002, 22540)

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST00846AT	Installation of a cargo loading system.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST01008AT	Installation of an interior modification including galley and lavatory and passenger seat rearrangement.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST01009AT	Installation of an interior modification including galley, dividers, stowage closets, and passenger seat rearrangement.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST01269AT	Conversion of a freighter to a Quick Change Configuration.

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST01371AT	Installation of overhead bins. (737-300 Series S/N 24021)

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST1035SO	Installation of a combination passenger/cargo interior to include all cargo, 44 passenger/cargo, 10 passenger/cargo, and 6 passenger/cargo configuration. (340 modified in accordance with STC SA4-1100) (440 military C-131E modified in accordance with STC SA4-1100)

Pemco Aeroplex, Inc.	100 Pemco Drive, Dothan, AL 36303	ST981SO	Deactiviation of the cabin pressurization system, conversion of the cargo compartment to a class “E” compartment, and modification of the ventilation system.

Pemco Aeroplex, Inc.	12000 E. 47th Ave. Suite 400, Denver, CO 80239	SA2199SO	Installation of forward and aft galleys.

Pemco Aeroplex, Inc.	1943 50th Street North Birmingham, AL 35212	SA2792SO	Installation of a digital clock system. (747-E4B)

Pemco Engineers, Inc.	10762 Chestnut Street Stanton, CA 90680	SA2552NM	Installation of pallet restraint system.

Pemco Engineers, Inc.	10762 Chestnut Street Stanton, CA 90680	SA3199WE	Cargo handling system installation.

Pemco Engineers, Inc.	10762 Chestnut Street Stanton, CA 90680	SA3479WE	Modification by installation of an alternate pallet restraint system.

Pemco Engineers, Inc.	2398 Railroad Street Corona, CA 91720	SA1327NM	Installation of heavy duty Universal pallet system. (DC-8 series refer to PEMCO Engineers index list PDC-8)

Pemco Engineers, Inc.	2398 Railroad Street Corona, CA 91720	SA2014NM	Installation of fixed side restraint assembly.

Pemco Engineers, Inc.	2398 Railroad Street Corona, CA 91720	SA2015NM	Installation of fixed side restraint assembly.

Pemco Engineers, Inc.	2398 Railroad Street Corona, CA 91720	SA3120WE	Modification consisting of installation of cargo pallet restraint system. (188A s/n 1035 and up)

Pemco Engineers, Inc.	2398 Railroad Street Corona, CA 91720	SA3673WE	Installation of cargo restraint system which meets the requirements of a NAS 3610 Class IIA restraint system in a Boeing 727-22C, -100C and -200 Series airplane. (727-22C)

Pemco Engineers, Inc.	2398 Railroad Street Corona, CA 91720	SA3900WE	Installation of heavy duty cargo handling and quick change system, P/N 90045. (See Pemco Engineers index list no PB-737 for applicable models)

Pemco Engineers, Inc.	2398 Railroad Street Corona, CA 91720	SA1877SO	Fabrication of cargo system.

Pemco Engineers, Inc.	P.O. Box 520067 Miami, FL 33152-0067	SA2167SO	Installation of a T.V. monitor.

Schedule 7.07 – Equity Interests

Each Subsidiary is 100% owned by its parent entity. (See Organizational chart below.)

Schedule 7.09 – Disputed Tax Matters

None.

Schedule 7.11 – Real Property Owned or Leased by the Obligors

TYPE OF FACILITY	STREET ADDRESS	COUNTY/ PARISH AND STATE	APPLICABLE BORROWER	RECORD OWNER
Aircraft Manufacturing & Maintenance Facility	1943 50th Street North	Jefferson County, Alabama	Pemco Aeroplex, Inc.	Birmingham Airport Authority

Aircraft Manufacturing & Maintenance Facility	100 Pemco Drive	Dale County, Alabama	Pemco World Air Services, Inc.	Dothan/Houston County Airport Authority

Industrial Building	9200 Deering Avenue	Los Angeles County, California	Pemco Engineers, Inc.	Northpark Industrial Center, LLC

Industrial Building	9223 Deering Avenue	Los Angeles County, California	Space Vector Corp.	Northpark Industrial Center, LLC

Schedule 7.26(a) – Patents, Trademarks and Copyrights

OWNER	MARK	REGISTRATION NUMBER	REG. DATE	EXP. DATE
Pemco Aviation Group, Inc.	Design + PEMCO (Trademark) (Cls 6,7,12)	2640562	10/22/02	10/22/12

Pemco Aviation Group, Inc.	Design + PEMCO (Trademark) (Cls 37,40,42,35)	2640561	10/22/02	10/22/12

Pemco Aviation Group, Inc.	PEMCO AEROPLEX (Service Mark) (Cls 37,40,42)	1871578	1/3/95	1/3/15

Pemco Aviation Group, Inc.	PEMCO AEROPLEX (Trademark) (Class 12)	1970225	4/23/96	4/23/06

Pemco Aviation Group, Inc.	PEMCO ENGINEERS (Trademark) (Class 12)	1963568	3/19/96	3/19/06

Pemco Aviation Group, Inc.	PEMCO (Trademark) (Cls 6, 7)	1963645	3/26/96	3/26/06

Pemco Aviation Group, Inc.	PEMCO ENGINEERS (Trademark) (Cls 6, 7)	1962637	3/19/96	3/19/06

Pemco Aviation Group, Inc.	PEMCO WORLD AIR SERVICES (Service Mark) (Cls 37, 40, 42)	1928070	10/17/95	10/17/15

Pemco Aviation Group, Inc.	PEMCO (Service Mark) (Cls 37, 40, 42)	1871579	1/3/95	1/3/15

PATENT LIST

Item	Patent No.	Date Issued	Expiration	Description
1	5,518,207	5-21-96	5-21-16	Aircraft Door Sill Guard

2	6,131,717	10-17-00	10-17-20	Braking Roller

3	6,485,238	11-26-02	11-26-22	Air Cargo Restraint (Locking Pawl)

All patents and trademarks are registered with the United States Patent and Trademark Office.

There are no applications on file.

Schedule 7.28 – Environmental Matters

1. In December 1997, the Company received an inspection report from the Environmental Protection Agency (“EPA”) documenting the results of an inspection at the Birmingham, Alabama facility. The report cited various violations of environmental laws. The Company has taken actions to correct the items raised by the inspection. On December 21, 1998, the Company and the EPA entered into a Consent Agreement and Consent Order (“CACO”) resolving the complaint and compliance order. As part of the CACO, the Company agreed to assess a portion of the Birmingham facility for possible contamination by certain constituents and remediate such contamination as necessary. During 1999, the Company drilled test wells and took samples under its Phase I Site Characterization Plan. These samples were forwarded to the EPA in 1999. A Phase II Site Characterization Plan (“Phase II Plan”) was submitted to the EPA in 2001 upon receiving the agency’s response to the 1999 samples. The Phase II Plan was approved in January 2003, wells installed and favorable sampling events recorded. The Company compiled the results and submitted a revised work plan to the agency which was accepted on July 30, 2004. The Media Clean-up Standard Report, as required, was submitted to the EPA in January 2005. It is the Company’s policy to accrue environmental remediation costs when it is probable that such costs will be incurred and when a range of loss can be reasonably estimated. The Company reviews the status of all significant existing or potential environmental issues and adjusts its accruals as necessary. The Company recorded liabilities of approximately $100,000 related to the Phase II Plan at both December 31, 2004 and 2003, which are included in accrued liabilities – other on the accompanying Consolidated Balance Sheets. The Company anticipates the total costs of the Phase II Plan to be approximately $550,000, of which the Company has paid approximately $450,000 as of December 31, 2004. Management believes that the results of the Phase II Plan will not have a material impact on the Company financial position or results of operations.

2. In March 2005, Pemco Aeroplex received notice from the South Carolina Department of Health and Environmental Control (DHEC) that it was believed to be a potentially responsible part (PRP) with regard to contamination found on the Philips Service site located in Rock Hill, South Carolina. Pemco was listed as a PRP due to alleged use by the Company of contract services in disposal of hazardous substances. The Company joined a large group of existing PRP notification recipients (“Group”) in retaining environmental counsel. The Company believes it is possible that paint chips were disposed of with this contractor beginning in 1997. PSC filed for bankruptcy in 2003. It is noted that contamination seems to be primarily linked to a diesel fuel tank leak whereby over 200,000 gallons of diesel product was lost or released into the environment at the Rock Hill site. The database of manifests located on-site at PSC has not been completed for review to date. The Company is insured in this matter.

Schedule 7.34 – Insurance Policies

Insurance policies and arrangements carried and maintained by the Company.

Pemco Aviation Group			April 2005 to April 2006

						Rentention/Deductible:
Line of Coverage	Effective Dates	Company	Sub-Company	Policy Number	Limit	AOP	Flood	EQ
Property Package	04/01/05 -04/01/06	Zurich Insurance Company	American Guaranty & Liability Ins Co	ERP370583903	TIV /Various Sublimits	$100,000	$250k /XS NFIP	5%
Hangar/GL/Excess Auto (60%)	04/16/05 -04/16/06	JLT Risk Solutions	Various Syndicates at Lloyd’s	SCO591706000	See note below	Nil, except	N/A	N/A
Hangar/GL/Excess Auto (40%)	04/16/05 -04/16/06	AIG Aviation	National Union Fire Ins Co of Pittsburgh, PA	FQ185530901	per JLT policy	per JLT	N/A	N/A
Automobile	04/01/05 -04/01/06	Hartford	Hartford Fire Insurance Company	21UENTU6628	$1,000,000	$500 PD	N/A	N/A
Workers’ Comp	04/01/05 -04/01/06	Strategic Comp	Great American Insurance Company of New York	WC617207601	Statutory	$350,000	N/A	N/A
Foreign Package	04/01/05 -04/01/06	ACE	Ace American Insurance Company	PHF090583	$1,000,000	Nil	N/A	N/A
Crime	04/01/05 -04/01/06	AIG	National Union Fire Ins Co of Pittsburgh, PA	4910373	$5,000,000	$25,000	N/A	N/A
Special Crime	04/01/05 -04/01/08	AIG	National Union Fire Ins Co of Pittsburgh, PA	647-4486	$20,000,000	$—	N/A	N/A
Fiduciary	04/01/05 -04/01/06	AIG	National Union Fire Ins Co of Pittsburgh, PA	4910350	$5,000,000	$20,000	N/A	N/A
Employment Practices Liability	04/01/05 -04/01/06	AIG	National Union Fire Ins Co of Pittsburgh, PA	4910357	$10,000,000	$100,000	N/A	N/A
Directors & Officers	04/01/05 -04/01/06	AIG	National Union Fire Ins Co of Pittsburgh, PA	4910346	$10,000,000	$250,000 Securities / $150,000 All Other	N/A	N/A
Excess Directors & Officers	04/01/05 -04/01/07	Houston Casualty Company	US Specialty	14-MGU-05-A10186	$10,000,000	Excess of AIG	N/A
Pollution/Mold	03/10/04 -03/10/09	AIG	American Int’l Specialty Lines Ins Co	PLS1242992	$10,000,000	$100,000	N/A	N/A

			JLT / AIG Policy Limits
			Aircraft Products Liability		$500,000,000
			Grounding Liability		$125,000,000
			Premises Liability		$500,000,000
			Hangarkeepers Liability / any one aircraft/occurrence		$500,000,000	$50,000
			Hangarkeepers Liability / in-flight		$60,000,000	$50,000
			Fire Damage Legal Liability		$1,000,000
			Medical Payments		$100,000
			Personal/Advertising Injury		$25,000,000
			Non-Owned Aircraft/Contigent Liability		$500,000,000
			Excess Automobile		$10,000,000
			Excess Employers Liability		$5,000,000

Schedule 7.36 – Labor Matters

1.	Pemco Aviation Group, Inc. Non-Qualified Stock Option Plan, as amended and restated on May 14, 2003.

2.	Amended and Restated Employment Agreement between the Company and Ronald A. Aramini dated May 3, 2002, as amended by Amendment No. 1 thereto dated May 13, 2003.

3.	Executive Deferred Compensation Agreement between the Company and Ronald A. Aramini dated May 3, 2002 as amended by that certain First Amendment dated May 16 2003.

4.	Promissory Note between the Company and Ronald A. Aramini dated April 23, 2002.

5.	Agreement between Pemco Aeroplex, Inc. and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and Its Local No. 1155 dated March 21, 2005.

6.	Agreement between Pemco World Air Services, Inc. and the International Association of Machinists and Aerospace Workers, AFL-CIO and Its Local Lodge No. 1632 dated August 19, 2000.

7.	Agreement between Pemco Aeroplex, Inc. and the Association of Plant Police of Alabama, Birmingham Lodge #1 Popularly known as and Certified by the National Labor Relations Board as Association of Guards and Firemen of Pemco Aeroplex dated March 19, 2001.[1]

8.	National Labor Relations Board charge against Pemco Engineers, Inc.[2]

9.	Pemco Aviation Group Merit and Incentive Plan implemented during 2000.

10.	Employment letters with the following Executive Management Personnel :

Doris K. Sewell dated March 2, 2000

John R. Lee dated April 19, 2000

Philip Panzera dated June 21, 2002

Raymond B. Bennett dated February 22, 2005

Glenn Hess dated March 24, 2004

Randall C. Shealy dated November 19, 2004

[1]	Firefighters will be moving to the International Association of Firefighters and Its Local 178 in March 2006.

[2]	Agreement between Pemco Engineers, Inc. and the International Union, United Automobile, Aerospace & Agricultural Implement Workers of America and Its Local 887 dated December 4, 2000. Agreement was extended for one year and expired on December 5, 2005. Pemco Engineers’ operations relocated in July 2005.

Schedule 7.38 – Affiliate Transactions

None.

Schedule 7.39 – Deposit Accounts

Compass Bank:

Pemco Aviation Group Inc.

Concentration Account – Account No. 0074697011

State of Alabama, Director, Dept of Industrial Relations

& PEMCO Aeroplex, Inc.

Time Deposit – TD No. 100324323

Wachovia Bank:

Pemco Aviation Group, Inc.

Concentration Account – Account No. 2000722134980

Schedule 7.41(b) – Mortgages

The office of the Judge of Probate of Dale County, Alabama.

Schedule 9.26(a) – Addresses of Obligors

Pemco Aviation Group, Inc.

1943 50th Street North, Birmingham, Alabama 35212

Pemco Aeroplex, Inc.

1943 50th Street North, Birmingham, Alabama 35212

Pemco World Air Services, Inc.

100 Pemco Drive, Dothan, Alabama 36303

Pemco Engineers, Inc.

9200 Deering Avenue, Chatsworth, California 91311

Space Vector Corporation

9223 Deering Avenue, Chatsworth, California 91311

Additional location of collateral:

Source One Spares Warehouse	153 Extension Place
(Consignment Inventory)	Hot Springs, Arkansas 71901

Schedule 9.35 – Additional Approved Bank Accounts

Wachovia Bank:

Pemco World Air Service, Inc.

Payroll Account – 2000722133664

Disbursement Account – 2000722133554

Space Vector Corporation

Payroll Account – 2000722133884

Disbursement Account – 2000722133774

Pemco Aviation Group, Inc.

Payroll Account – 2000722134540

Disbursement Account – 2000722134430

Pemco Engineers, Inc.

Payroll Account – 2000722134100

Disbursement Account – 2000722133994

Pemco Aeroplex, Inc.

Payroll Account – 2000722134210

Disbursement Account – 2000722134320

Pemco Aircraft Engineering Service, Inc.

Payroll Account – 2000722134650

Disbursement Account – 2000722134760

Schedule 11.02 – Approved Transactions

None.